Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

CRAFT BREW ALLIANCE, INC.,

KONA BREWERY LLC,

and

PV Brewing Partners, LLC

Dated as of June 10, 2020

TABLE OF CONTENTS

Page

Article I Purchase and Sale OF EQUITY INTERESTS; BASE CONSIDERATION; ADDITIONAL CONSIDERATION; Closing; Closing Deliveries

1.1	Purchase and Sale of Equity Interests; Base Consideration; Additional Consideration	2
1.2	Time and Place of Closing	3
1.3	Deliveries at Closing	4
1.4	Purchase Price Allocation	4
1.5	Withholding	5
Article II Representations and Warranties of Seller

2.1	Organization, Good Standing and Qualification	5
2.2	Capitalization	6
2.3	Authority; Approval	6
2.4	Governmental Filings; No Violations	7
2.5	Financial Controls; Company Revenue and Volume Levels; Other Financial Information	8
2.6	Absence of Certain Changes	8
2.7	Liabilities	8
2.8	Litigation	9
2.9	Suppliers; Warehouse Agreements	9
2.10	Employee Benefits	9
2.11	Labor Matters	11
2.12	Compliance with Laws; Permits	12
2.13	Material Contracts	13
2.14	Real Property	15
2.15	Title to and Condition of Assets	16
2.16	Sufficiency of Assets	16
2.17	Environmental Matters	17
2.18	Taxes	17
2.19	Intellectual Property	18
2.20	International Presence	20
2.21	Production Capacity	20
2.22	Product Liability	20
2.23	Insurance	20
2.24	Related Party Transactions	21
2.25	Books and Records	21
2.26	Brokers and Finders	21
2.27	No Other Representations or Warranties	21

i

Article III Representations and Warranties of Buyer

3.1	Organization, Good Standing and Qualification	22
3.2	Authority; Approval	22
3.3	Governmental Filings; No Violations; Certain Contracts	22
3.4	Litigation	23
3.5	Available Funds	23
3.6	Solvency	23
3.7	Investment Intent	24
3.8	Brokers and Finders	24
3.9	No Other Representations or Warranties	24
Article IV Covenants

4.1	Interim Operations of the Company	25
4.2	Third Party Consents	28
4.3	Resigning Company Persons	28
4.4	Efforts	29
4.5	New Brewery Completion	31
4.6	Commingled Contracts	32
4.7	Company Guarantee to Seller Credit Agreement	32
4.8	Transfer Requirement	32
4.9	Company Cash	32
4.10	Access and Reports; Retention of Books and Records	33
4.11	Publicity	35
4.12	Employee Benefits	35
4.13	Confidentiality	37
4.14	Pre-Closing Reorganization	38
4.15	Equity Commitment Letter; Financing	38
4.16	Cash Management	38
4.17	Seller Names	38
4.18	Expenses	38
4.19	Wrong Pocket Assets and Liabilities	39
4.20	Non-Solicitation; Non-Hire; Non-Compete; Non-Disparagement	39
4.21	Intercompany Arrangements	41
4.22	Release.	41
4.23	Transition Planning	41
4.24	Tax Matters	41
4.25	Transaction Documents	43
4.26	Insurance Policies	43
4.27	Notification of Certain Matters; No Agreement to Sell	43
4.28	Sublease Costs	43
4.29	Permits	44
4.30	Further Assurances	44

ii

Article V Conditions

5.1	Conditions to Each Party’s Obligation to Consummate the Transactions	44
5.2	Conditions to Obligation of Buyer	44
5.3	Conditions to Obligations of Seller	45
5.4	Frustration of Closing Conditions	46
Article VI Termination
6.1	Termination	46
6.2	Notice of Termination; Effect of Termination and Abandonment	47
Article VII Indemnification

7.1	Survival	48
7.2	Indemnification by Seller	49
7.3	Indemnification by Buyer	50
7.4	Claim Procedures	51
7.5	Losses and Recoveries	53
7.6	Payments	54
7.7	Minimizing and Mitigating Losses	55
7.8	Exclusive Remedies and No Rights Against Nonparties	55
Article VIII Miscellaneous and General

8.1	Amendment; Modification; Waiver	56
8.2	Counterparts	56
8.3	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	56
8.4	Notices	57
8.5	Entire Agreement	58
8.6	No Third Party Beneficiaries	59
8.7	Transfer Taxes	59
8.8	Severability	59
8.9	Interpretation; Construction	59
8.10	Successors and Assigns	60

iii

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A:	Definitions
Exhibit B:	Pre-Closing Reorganization
Exhibit C:	Form of Contract Brewing Agreement
Exhibit D:	Form of Distribution Agreement
Exhibit E:	Form of Intellectual Property License Agreement
Exhibit F:	Form of Transition Services Agreement
Exhibit G:	New Brewery Completion
Exhibit H:	Form of Instrument of Assignment

SCHEDULES

Seller Disclosure Letter

iv

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of June 10, 2020 (the “Execution Date”), is made by and among PV Brewing Partners, LLC, a Delaware limited liability company (“Buyer”), Kona Brewery LLC, a Hawaii limited liability company (the “Company”), and Craft Brew Alliance, Inc., a Washington corporation (“Seller” and, together with Buyer and the Company, the “Parties”).

RECITALS

WHEREAS, on November 11, 2019, Seller entered into that certain Agreement and Plan of Merger (the “ABC Merger Agreement”), by and among Seller, Anheuser-Busch Companies, LLC, a Delaware limited liability company (“ABC”), and Barrel Subsidiary, LLC, a Delaware limited liability company and wholly owned subsidiary of ABC (“ABC Merger Sub”), pursuant to which ABC Merger Sub will merge with and into Seller, with Seller surviving the merger as a wholly owned subsidiary of ABC (the “ABC Merger”), on the terms and subject to the conditions set forth therein;

WHEREAS, as of the Execution Date, Seller owns 100% of the membership interests of the Company (the “Equity Interests”);

WHEREAS, in order to obtain timely regulatory clearance of the ABC Merger from the Antitrust Division of the U.S. Department of Justice (“DOJ”), in exchange for the Purchase Price, Seller has decided to sell, assign, convey, transfer and deliver to Buyer, and Buyer desires to purchase and accept from Seller, the Equity Interests, in each case, upon the terms and subject to the conditions set forth herein;

WHEREAS, upon the terms and subject to the conditions set forth herein, prior to the Closing, Seller and the Company intend to effect the transactions contemplated by Exhibit B (such transactions, collectively, the “Pre-Closing Reorganization”);

WHEREAS, upon the terms and subject to the conditions set forth herein, (i) following the Execution Date, Seller and the Company intend to take the steps set forth in Exhibit G to complete the New Brewery, completion thereof being deemed to occur as described in Exhibit G, and (ii) upon the New Brewery Completion, Buyer shall pay or cause to be paid to Seller, the Additional Consideration at or following the Closing (as applicable);

WHEREAS, in connection with the Pre-Closing Reorganization and upon the terms and subject to the conditions set forth herein, (a) the Excluded Assets shall be transferred and conveyed or otherwise distributed to Seller or one or more of its Subsidiaries (other than the Company), (b) the Excluded Liabilities shall be assumed by Seller or one or more of its Subsidiaries (other than the Company), (c) the Additional Assets shall be transferred to the Company, and (d) the Additional Liabilities shall be assumed by the Company;

WHEREAS, as a material inducement to, and as a condition to, Seller entering into this Agreement, concurrently with the execution and delivery of this Agreement, Buyer Guarantor and Buyer are entering into an equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), pursuant to which the Buyer Guarantor will contribute to Buyer cash in the aggregate amount set forth therein (the “Equity Financing”), and the Buyer Guarantor and Buyer have made Seller a third party beneficiary of the rights granted to Buyer thereunder, in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, as a material inducement to, and as a condition to, Seller entering into this Agreement, concurrently with the execution and delivery of this Agreement, Buyer Guarantor and Dave Peacock are entering into a letter agreement, dated as of the date hereof (the “Letter Agreement”), pursuant to which Buyer Guarantor and Dave Peacock have committed to certain obligations in connection with this Agreement, in each case as more particularly set forth therein; and

WHEREAS, Buyer and Seller desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, agree as follows:

Article I

Purchase and Sale OF EQUITY INTERESTS; BASE CONSIDERATION; ADDITIONAL CONSIDERATION; Closing; Closing Deliveries

1.1           Purchase and Sale of Equity Interests; Base Consideration; Additional Consideration.

(a)                Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase and accept from Seller, the Equity Interests, free and clear of any Liens (other than any restrictions on transfer solely arising under or relating to applicable securities Laws) for (i) an amount in cash equal to the Base Consideration, payable at the Closing pursuant to Section 1.3(b)(i), plus (ii) an amount in cash equal to the Additional Consideration (if any), payable in accordance with Section 1.1(b) (together with the Base Consideration, the “Purchase Price”).

(b)                Additional Consideration Mechanics.

(i)                 Upon the terms and subject to the conditions set forth in this Agreement, (A) if the New Brewery Completion occurs more than thirty days prior to the Closing Date, then Buyer or the Company shall or shall cause to be paid to Seller an amount in cash equal to the Additional Consideration on the Closing Date pursuant to Section 1.3(b)(i), (B) if the New Brewery Completion occurs on or after thirty days prior to the Closing Date, but prior to the Closing Date, Buyer or the Company shall or shall cause to be paid to Seller an amount in cash equal to the Additional Consideration within twenty days after the Closing Date, (C) if the New Brewery Completion occurs between the Closing Date and the New Brewery Completion End Date, Buyer or the Company shall or shall cause to be paid to Seller an amount in cash equal to the Additional Consideration, within twenty days after the date of the New Brewery Completion, and (D) if the New Brewery Completion has not occurred by the New Brewery Completion End Date, then (x) within twenty days after the New Brewery Completion End Date, Seller shall deliver to Buyer a written notice certifying the Actual Production Capacity and Seller’s determination of the amount of the Additional Consideration (if any) that it deems due and payable by Buyer or the Company to Seller, as calculated pursuant to the terms of this Agreement and Exhibit G (the “Additional Consideration Notice”), and (y) subject to Section 1.1(b)(ii), Buyer or the Company shall or shall cause to be paid to Seller an amount equal to the Additional Consideration, within twenty days after the date of the Additional Consideration Notice (in each case of clauses (A), (B), (C) and (D) of this Section 1.1(b)(i), such due date for the payment of the Additional Consideration from Buyer to Seller, if any, the “Additional Consideration Payment Due Date”). All payments to be made to Seller pursuant to Section 1.1(b)(i)(B), (C) or (D) shall be by wire transfer of immediately available funds to such account or accounts as may be designated in writing by Seller to Buyer no later than two Business Days prior to the date such payment is due.

(ii)               Notwithstanding anything to the contrary in Section 1.1(b)(i), if Buyer has any objections to the Additional Consideration Notice or any of the amounts set forth therein, it shall deliver to Seller a written statement (a “Notice of Objection”) setting forth in reasonable detail the particulars of such disagreement (including the specific items in the Additional Consideration Notice that are in dispute and the nature and amount of any disagreement so identified) not later than twenty days after its receipt of the Additional Consideration Notice (such twenty-day period, the “Review Period”). If Buyer fails to deliver a Notice of Objection within the Review Period, the Additional Consideration Notice and the amounts set forth therein shall be deemed to have been accepted by Buyer and shall be deemed final and binding upon Buyer. If Buyer delivers a Notice of Objection to Seller within the Review Period, Buyer and Seller shall work in good faith to resolve Buyer’s objections within the thirty day period following the delivery of the Notice of Objection; provided that if Buyer and Seller are unable to resolve Buyer’s objections within such designated time period following the delivery of a Notice of Objection, the resolution of all unresolved items shall be submitted to the Independent Consultant to resolve any remaining disagreements, and each of Seller and Buyer shall pay fifty percent of any expenses or costs owed to such accountant in the resolution of any such unresolved items.

(iii)              Notwithstanding anything to the contrary in Section 1.1(b)(i), Buyer may, upon written notice to Seller within ten Business Days of the date of Additional Consideration Payment Due Date, defer payment of all or any portion of the Deferrable Consideration until the one-year anniversary of the Closing Date; provided that any such portion of the Deferrable Consideration that is so deferred by Buyer (the “Deferred Consideration”) shall accrue daily interest at the rate set forth in Section 1.1(b)(iii) of the Seller Disclosure Letter from the date of the New Brewery Completion until such time as the Deferred Consideration, plus any such interest earned by Seller, is paid in full to Seller; provided that in no event may Buyer defer payment of the Deferred Consideration past the date that is one year following the Closing Date.

(iv)              Notwithstanding any of the foregoing in this Section 1.1(b), in the event that a Change of Control Event occurs at any time prior to the New Brewery Completion End Date, the payment of the Additional Consideration shall be accelerated and due in full to Seller in an amount as if the New Brewery Completion had occurred on the date of such Change of Control Event.

(v)                The Parties understand and agree that (A) the contingent rights to receive the Additional Consideration shall not be represented by any form of certificate or other instrument, are not transferrable, and do not constitute an equity or ownership interest in Buyer, the Company or any Affiliate thereof, (B) Seller shall not have any rights as a security holder of Buyer or, following the Closing, the Company or any Affiliate thereof as a result of Seller’s contingent right to receive the Additional Consideration hereunder, and (C) no interest is payable with respect to the Additional Consideration.

1.2          Time and Place of Closing. The closing of the purchase and sale of the Equity Interests provided for in this Agreement (the “Closing”) shall take place by means of remote communication on the later of (a) 9:00 a.m. (New York time) on August 3, 2020 or (b) immediately following the ABC Closing, on the Business Day of the ABC Closing or such later date as required by the DOJ, in each case, following the satisfaction or, to the extent permitted by applicable Law, waiver of the last condition in Article V to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or, to the extent permitted by applicable Law, waiver of those conditions), or at such other time and place as Buyer and Seller mutually agree in writing (the “Closing Date”).

1.3          Deliveries at Closing.

(a)                By Seller. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (or as otherwise provided below), Seller shall deliver or cause to be delivered to Buyer:

(i)                 counterparts of each of the Transaction Documents to which such Seller or any of its Affiliates is a party, duly executed by such Seller or its applicable Affiliates party thereto;

(ii)               a duly executed IRS Form W-9; provided, however, that Buyer’s sole right if Seller fails to provide such form shall be to make an appropriate withholding under Section 1445 of the Code;

(iii)              the certificate contemplated by Section 5.2(c);

(iv)              the Instrument of Assignment, duly executed by Seller, and any other instruments of transfer, agreements or amendments required to be delivered under the Organizational Documents of the Company or applicable Law in order to transfer the Equity Interests;

(v)                the written resignations of each of the directors, officers or other Persons acting in a similar capacity of the Company (each, a “Resigning Company Person”) as Buyer may request no later than three Business Days prior to the Closing Date pursuant to Section 4.3, in each case, to be effective as of the Closing; and

(vi)              the Company Books and Records that are necessary to operate the business of the Company as conducted as of immediately prior to the Closing (it being understood and agreed that the delivery obligations hereunder shall be deemed satisfied if such Company Books and Records remain at the facilities of the Company or under the actual or constructive control of Buyer, any of its Affiliates, the Company or their respective Representatives at the Closing).

(b)                By Buyer. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall deliver or cause to be delivered to Seller:

(i)                 an amount equal to the Base Consideration plus, if the New Brewery Completion has occurred more than thirty days prior to the Closing Date, the Additional Consideration, by wire transfer of immediately available funds to an account or accounts designed by Seller in writing to Buyer at least two Business Days prior to the Closing;

(ii)               the certificate contemplated by Section 5.3(c); and

(iii)             counterparts of each of the Transaction Documents to which Buyer or any of its Affiliates is a party, duly executed by Buyer or its applicable Affiliates party thereto.

1.4          Purchase Price Allocation.

(a)                The Purchase Price shall be allocated to the assets of the Company for all Tax purposes in accordance with their respective fair market values pursuant to an allocation schedule to be prepared by Seller after the Closing in accordance with the applicable principles of Section 1060 of the Code (the “Asset Allocation”). Within sixty days after the Closing Date, Seller shall deliver a copy of its initial determination of the Asset Allocation to Buyer. Buyer shall, within forty-five days after receipt of the initial determination of the Asset Allocation by Seller, notify Seller if it disagrees with such initial determination, and if Buyer does not so notify Seller within such forty-five days, the initial Asset Allocation shall be final, binding and non-appealable on the Parties. If Buyer disagrees with such initial Asset Allocation, Buyer and Seller shall make a good faith effort to resolve the dispute.

(b)                If Buyer and Seller cannot resolve any dispute within thirty days, Buyer and Seller shall promptly select a mutually agreed upon nationally recognized accounting firm to resolve such dispute, which determination shall be final, conclusive and binding on Buyer and Seller absent fraud or manifest error. If Buyer and Seller do not promptly agree on the selection of an accounting firm, their respective independent public accountants shall immediately select an accounting firm by mutual agreement. The fees of such accounting firm in respect of such dispute shall be shared by Buyer and Seller equally.

(c)                Buyer and Seller shall (i) prepare all Tax books, records and filings (including IRS Forms 8594) in a manner consistent with the Asset Allocation (as determined pursuant to this Section 1.4) and (ii) not take any action inconsistent with the Asset Allocation with respect to Tax matters, including in any Tax audit or litigation.

(d)                Buyer and Seller shall promptly inform each other of any challenge by any Governmental Authority to any allocation made pursuant to this Section 1.4 and shall consult with and keep each other informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

1.5          Withholding. Notwithstanding anything to the contrary set forth in this Agreement, but subject to this Section 1.5, Buyer shall be entitled to deduct and withhold from the Purchase Price payable pursuant to this Agreement to Seller such amounts as Buyer is required to deduct and withhold under the Code, or any state, local or foreign Law, with respect to the making of such payment. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. If Buyer determines that it is required to deduct or withhold any amount from any payment to be made pursuant to this Agreement to Seller, Buyer, as applicable, shall provide at least twenty days’ prior notice to Seller of Buyer’s intent to deduct or withhold such amount and the basis for such deduction or withholding, and Buyer shall take commercially reasonable efforts to cooperate, as reasonably directed by Seller, in order to eliminate or to reduce any such deduction or withholding, including providing a reasonable opportunity for Seller to provide forms or other evidence that would mitigate, reduce or eliminate such deduction or withholding.

Article II

Representations and Warranties of Seller

Except as set forth in the confidential disclosure letter delivered to Buyer by Seller immediately prior to or contemporaneously with the Execution Date (the “Seller Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Seller Disclosure Letter shall be deemed disclosure with respect to any other section to the extent that the relevance of such item is reasonably apparent), Seller hereby represents and warrants to Buyer as follows:

2.1          Organization, Good Standing and Qualification.

(a)                Each of Seller and the Company (i) is a legal entity duly organized, validly existing, and to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own or lease and operate its properties and assets and to carry on its business as currently conducted and is duly qualified or licensed to do business and (iii) to the extent such concept is applicable, is in good standing as a foreign corporation or other entity in each jurisdiction where the conduct of its business requires such qualification or license, except in the cases of clauses (ii) or (iii) of this Section 2.1(a), where such failure to be so qualified, licensed or in good standing, or to have such power or authority, would not, individually or in the aggregate, be material to the Company.

(b)                Seller has made available to Buyer in the VDR prior to the Execution Date true and correct copies of the Organizational Documents of the Company, each as amended, restated or amended and restated as of the Execution Date, and each as so delivered is in full force and effect. The transfer books and minute books of the Company that have been made available to Buyer in the VDR for inspection by Buyer prior to the date hereof are true and correct as of such date in all material respects.

(c)                The Company does not (i) have any Subsidiaries, (ii) own, directly or indirectly, any capital stock, membership interest or other equity interests of any Person or (iii) have any direct or indirect equity or ownership interest in any business. The Company is not a member of or participant in any partnership, joint venture or similar Person.

2.2          Capitalization.

(a)                Seller is the record and beneficial owner of, and has good and valid title to, all the issued and outstanding Equity Interests, free and clear of all Liens (other than any restrictions on transfer solely arising under or relating to applicable securities Laws). The Equity Interests have been duly authorized and are validly issued, fully paid and non-assessable and constitute all the issued and outstanding equity interests in the Company, and, on the terms and subject to the conditions set forth in this Agreement, upon the sale, assignment, conveyance, transfer, and delivery of the Equity Interests, Buyer will purchase and accept from Seller, the Equity Interests, free and clear of any Liens (other than any restrictions on transfer solely arising under or relating to applicable securities Laws).

(b)                There are no preemptive or other outstanding rights, options, warrants, conversion rights, transfer restrictions, stock appreciation rights, repurchase rights, redemption rights, agreements, arrangements, calls or commitments of any character under which Seller or the Company is or may become obligated to sell, or giving any Person a right to acquire, or in any way dispose of, any of the Equity Interests or any securities or obligations exercisable or exchangeable for, or convertible into, the Equity Interests, and no securities or obligations evidencing such rights are authorized, issued or outstanding. All rights and powers to vote the Equity Interests are held exclusively by Seller. There are no restrictions of any kind on the transfer of the Equity Interests except those arising pursuant to applicable securities Laws.

(c)                Except for this Agreement and the Company’s Organizational Documents, Seller is not a party to any Contracts with respect to the voting, purchase, dividend rights, disposition or transfer of the Equity Interests, including any member agreements, voting trusts, proxies or other agreements or understandings.

2.3          Authority; Approval.

(a)                Assuming the satisfaction of the applicable obligations contemplated by Section 4.8, Seller has, and has caused its Affiliates, solely with respect to any Transaction Document to which such Affiliate will be a party (including, for the avoidance of doubt, prior to the Closing, the Company), to have all requisite corporate or equivalent power and authority and has taken all requisite corporate or equivalent action necessary (including obtaining all necessary corporate or equivalent approvals) in order to execute and deliver this Agreement and each Transaction Document to which it or any such Affiliate of Seller, as applicable, will be a party and to consummate the Transactions and to perform its respective obligations under this Agreement and under each such Transaction Document, as applicable.

(b)                This Agreement has been duly executed and delivered by Seller and, assuming the due and valid authorization, execution and delivery hereof by Buyer, constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, and each Transaction Document to which Seller or its Affiliates (including, for the avoidance of doubt, prior to the Closing, the Company) are to be a party will be when executed, duly executed and delivered by Seller or its Affiliates, as applicable, and, assuming the due and valid authorization, execution and delivery by each other Person party to such Transaction Document, will constitute when executed, a valid and binding agreement of Seller or its Affiliates, as applicable, enforceable against Seller or its Affiliates, as applicable, in accordance with its terms, in each case subject to the bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether considered in an Action in equity, at law or otherwise) (the “Bankruptcy and Equity Exception”).

2.4           Governmental Filings; No Violations.

(a)                Other than (i) the expiration or termination of the waiting period in connection with the ABC Merger and any filings, notices, reports and Permits required by the DOJ or any other Governmental Authority in connection with the ABC Merger and (ii) the filings, notices, reports and Permits under the Hawaii Uniform Limited Liability Company Act, no expirations of waiting periods with respect to applicable Laws are required and no notices, reports or other filings are required to be made by Seller or the Company with, nor are any Permits required to be obtained by Seller or the Company from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement and the Transaction Documents by Seller or the Company or the consummation of the Transactions, or in connection with the continuing operation of the business of the Company (as currently conducted) following the Execution Date, except those that the failure to make or obtain has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                Assuming the satisfaction of the applicable obligations contemplated by Section 4.8, the execution, delivery and performance of this Agreement and the Transaction Documents by Seller and its Affiliates (including, for the avoidance of the doubt, prior to the Closing, the Company), as applicable, do not, and the consummation of the Transactions will not, conflict with, or result in any breach or violation of or default (with or without notice, lapse of time, or both) under, or give rise to any right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligation under, or result in the creation of a Lien (other than a Permitted Lien) on any of the assets of the Company under any provision of (i) the Organizational Documents of the Company, (ii) any Required Permit, or (iii) any Contract binding on the Company not otherwise terminable by the other party or parties thereto on 120 days’ or less notice without penalty; provided that any requirement to pay costs and expenses in connection with the termination of any such Contract consisting of reimbursement of expenses incurred and reasonable wind-down costs shall not constitute a penalty or (iv) assuming (solely with respect to the performance of this Agreement and the Transaction Documents and the consummation of the Transactions) compliance with the matters referred to in Section 2.4(a), any Laws to which the Company is subject, except, in the case of clauses (ii), (iii) and (iv) of this Section 2.4(b), for any breach, violation, default, termination, loss, adverse modification, cancellation, acceleration or creation that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.5          Financial Controls; Company Revenue and Volume Levels; Other Financial Information.

(a)                The books of account and financial records of Seller and its Subsidiaries (including the Company) that relate to the business of the Company are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice.

(b)                Seller maintains a system of internal accounting controls with respect to the Company sufficient to provide reasonable assurance: (i) that transactions are executed in accordance with management’s general or specific authorization; (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) that access to monies and investments is permitted only in accordance with management’s general or specific authorization; and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of assets.

(c)                The accounts receivable of the Company represent bona fide and valid obligations arising from sales actually made or services actually performed in the ordinary course of business.

(d)                Section 2.5(d) of the Seller Disclosure Letter sets forth the (i) total net beer revenues of the Company (or Seller on behalf of the Company) for “Kona” branded beer products by product mix (i.e., draught vs. package) in the State of Hawaii and (ii) total volume of “Kona” branded beer products sold by product mix by the Company (or Seller on behalf of the Company) in the State of Hawaii, in each case, for the twelve-month periods ended December 31, 2019, December 31, 2018, and December 31, 2017.

(e)                Section 2.5(e) of the Seller Disclosure Letter sets forth certain other financial information of the Company (the “Other Financial Information”). The Other Financial Information was derived from the books of account and financial records of Seller and its Subsidiaries (including the Company), and the Other Financial Information fairly presents in all material respects the information it purports to represent for the periods indicated.

2.6           Absence of Certain Changes.

(a)                Since December 31, 2018, (i) except as contemplated by the ABC Merger Agreement, the Company has conducted its business in all material respects in the ordinary course of business consistent with past practice (taking into account any actions taken by the Company in connection with the New Brewery Completion), (ii) there has not been any material damage, destruction or other casualty loss with respect to any material property or asset owned or leased by the Company (including any Leased Real Property), whether or not covered by insurance, and (iii) the Company has not engaged in any of the activities that, if engaged in on or after the date of this Agreement, would have required Buyer’s written approval pursuant to Sections 4.1(b)(iii), (v), (vii), (viii), (x), (xii) and (xvi) (after taking into account clauses (w), (x), (y) and (z) of Section 4.1(b)).

(b)                Since December 31, 2018, there has not been any change, effect, occurrence, circumstance, event, fact or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.7           Liabilities. There are no Liabilities of the Company (whether accrued, contingent or otherwise, whether or not of the type required by GAAP to be reflected in a consolidated balance sheet of the Company or disclosed in the notes thereto, and whether or not required to be disclosed under this Agreement), other than: (a) executory obligations arising from any Contract entered into in the ordinary course of business (none of which results from or was caused by a breach, default or violation of any such Contract); (b) Liabilities incurred in connection with this Agreement or the Transactions; or (c) Liabilities incurred in the ordinary course of business that would not individually or in the aggregate, result in a material adverse effect.

2.8          Litigation. Except for regulatory clearance from the DOJ in connection with the ABC Merger Agreement and the transactions contemplated thereby, this Agreement or the Transactions, there are no pending or, to the Knowledge of Seller, threatened Actions before any Governmental Authority to which the Company is a party or any Action against or involving the Company, in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or prevent, materially delay or materially impair the consummation of the Transactions. The Company is not a party to or otherwise subject to any outstanding material Order. There are no Actions pending that seek, or Orders that resulted in, any material criminal sanctions to the Company or any injunctive relief with respect to, or that has required the Company to alter, its business practices in any materially adverse respect.

2.9          Suppliers; Warehouse Agreements.

(a)                Section 2.9(a) of the Seller Disclosure Letter sets forth a true and correct list of (i) the top ten suppliers of the Company for goods and services provided to the Company, taken as a whole, during the twelve months ending March 31, 2020 (for the avoidance of doubt, suppliers providing goods and services to Persons providing contract brewing services to the Company shall be excluded herefrom), determined on the basis of the actual amounts paid by the Company or Seller on behalf of the Company, and (ii) material suppliers of the Company for carbon dioxide during the twelve months prior to the Execution Date, determined on the basis of the actual amounts paid by the Company or Seller on behalf of the Company (the suppliers described in clauses (i) and (ii), each, a “Top Supplier”).

(b)                The relationships of the Company with the Top Suppliers are reasonable commercial working relationships. Within the prior twelve-month period: (i) the Company (or Seller on the Company’s behalf, and including any senior officers of the Company or Seller) has not received written notice that any of the Top Suppliers has suspended, terminated or adversely changed in any material respect its commercial relationship with the Company or the terms thereof, or given written notice that it intends to do so; (ii) there has been no material reduction in the supply of products or services to the Company, and (iii) the Company (or Seller on the Company’s behalf) has not engaged in a material dispute with any Top Supplier, except in the case of clauses (i) and (ii) of this Section 2.9(b), in connection with or arising out of (directly or indirectly) COVID-19 and any related actions taken by any Governmental Authority, including the issuance of any Orders.

(c)                Section 2.9(c) of the Seller Disclosure Letter sets forth, as of the Execution Date, a true and correct list of all Contracts pursuant to which the Company stores or warehouses raw materials, products, goods or inventory not owned by Company, whether denominated as a warehouse agreement, aging agreement or otherwise (collectively, the “Warehouse Agreements”).

2.10         Employee Benefits.

(a)                Section 2.10(a) of the Seller Disclosure Letter sets forth a true and correct list, as of the Execution Date, of all material Benefit Plans.

(b)                With respect to each material Benefit Plan, Seller has provided or made available to Buyer in the VDR, to the extent applicable, true and correct copies of (i) the plan document (or, if such Benefit Plan is not in writing, a written description of the material terms thereof) and all material amendments thereto, (ii) the summary plan description, (iii) any related trust agreements, insurance contracts or other funding arrangements and (iv) any material correspondence to or from any Governmental Authority received in the last three years with respect thereto.

(c)                Each Benefit Plan has been established and operated in compliance in all material respects with its terms and with ERISA, the Code and other applicable Laws, and with respect to any Benefit Plan subject to ERISA (an “ERISA Plan”), the Company has not engaged in a transaction in connection with which the Company reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that could be material to the Company. No proceedings are pending or threatened with respect to any Benefit Plan that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)                Each Benefit Plan that is intended to be tax qualified or exempt from taxation under Section 401(a) or Section 501(a) of the Code has received a favorable determination or opinion letter upon which it may rely. To the Knowledge of Seller, no event has occurred since the date of the most recent determination or opinion letter relating to any Benefit Plan that would reasonably be expected to materially adversely affect the qualification of such Benefit Plan.

(e)                Neither the Company nor any ERISA Affiliate currently participates or, within the last ten years, has participated in or contributed to, or been obligated to contribute to or incurred any liability under, any “multiemployer plan” within the meaning of Section 3(37) of ERISA or any plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code. No Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(f)                 The Company does not have any obligations for retiree or post-employment health and life benefits under any ERISA Plan or collective bargaining agreement, other than coverage mandated by applicable Law or subsidized coverage under the Consolidated Omnibus Budget Reduction Act of 1985 that extends for a period of more than 18 months following employment.

(g)                Neither the execution of this Agreement, limited liability company member or other approval of this Agreement nor the consummation of the Transactions would reasonably be expected to, whether alone or in combination with another event, (i) entitle any Business Employees to severance pay or any increase in severance pay upon any termination of employment after the Execution Date, (ii) accelerate the time of payment or vesting or result in any material payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other Liability pursuant to any of the Benefit Plans, or (iii) result in payments under any of the Benefit Plans that would not be deductible under Section 280G of the Code.

(h)                The Company does not have any obligation to provide, and no Benefit Plan or other agreement provides any individual with the right to, a gross-up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(i)                 No Benefit Plan is maintained outside the jurisdiction of the United States or covers any Business Employees or other service providers of the Company who reside or work outside of the United States.

(j)                 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all contributions, premiums, or payments required to be made with respect to each Benefit Plan have been timely made or have been properly reflected or accrued in the financial statements of Seller and its Subsidiaries (including the Company) or will be made prior to the Closing Date.

(k)                Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its ERISA Affiliates do not maintain any Benefit Plan which is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA, Section 4980B(b) of the Code, the Patient Protection and Affordable Care Act and the applicable provisions of the Health Insurance Portability and Accountability Act of 1986, (ii) all required disclosure and reporting with respect to any Benefit Plan has been timely and accurately performed, and (iii) the Company is not subject to any liability, including additional contributions, fines, penalties or loss of tax deductions as a result of such administration and operation.

(l)                 Notwithstanding any other representation or warranty in this Article II (other than the representations and warranties made in Section 2.6(b)), the representations and warranties contained in this Section 2.10 constitute the sole representations and warranties of Seller relating to employee benefits matters (other than the representations and warranties made in Section 2.6(b) or Section 2.7).

2.11        Labor Matters.

(a)                Section 2.11(a) of the Seller Disclosure Letter provides a list of all Business Employees as of the Execution Date, specifying their position, salary, or wages, annual commission target and goals (if any), annual bonus target (if any), status as full time or part time and date of hire, all of which is true and correct in all material respects.

(b)                The Company is not a party to or otherwise bound by, and no Business Employee is covered by, any collective bargaining agreement or other agreement with a labor union, public labor authority, or like organization, and there is not any pending or, to the Knowledge of Seller, threatened labor representation request with respect to any Business Employee. To the Knowledge of Seller, there is no labor union organizing activities with respect to any Business Employee. There are no strikes, slowdowns, work stoppages or lockouts or other material labor disputes pending or, to the Knowledge of Seller, threatened against or affecting the Company or any Business Employee.

(c)                The Company is in compliance in all material respects with all applicable Laws respecting labor and employment, including fair employment practices (including equal employment opportunity, discrimination and harassment Laws), classification (whether as an employee or independent contractor or exempt or non-exempt employee), terms and conditions of employment, workers’ compensation, occupational safety and health, wages and hours, shifts organization, whistleblowing, immigration and overtime.

(d)                Since December 31, 2016, the Company has not engaged, and is not engaging, in any unfair labor practice or unlawful discrimination, harassment and/or retaliation with respect to any Business Employee, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No unfair labor practice or labor charge or complaint alleging an unfair labor practice or claims of unlawful discrimination, harassment and/or retaliation is pending or, to the Knowledge of Seller, threatened against Company, or their respective owners or employees (current or former), before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other governmental authority, and, to the Knowledge of Seller, no such charge or complaint has been made internally.

(e)                For each Business Employee hired after November 6, 1986, the Company has retained an Immigration and Naturalization Service or United States Citizenship and Immigration Services Form I-9. To the Knowledge of Seller, all of the Business Employees are legally authorized to work in the United States. To the Knowledge of Seller, the Company does not contract for labor, whether through direct contract or subcontract, with any individual not legally authorized to work in the United States.

(f)                 The Company is not a covered federal contractor or subcontractor directly or indirectly through an affiliated entity covered under Executive Order 11246, as amended, Section 503 of the Rehabilitation Act, or the Vietnam Era Veterans Readjustment Assistance Act of 1974, as amended. The Company does not have any affirmative action plan obligations with any state, federal or local governments, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g)                The Company is not a party to, or otherwise bound by, any Order or consent decree with, or citation by, any Governmental Authority relating to or affecting Business Employees or employment practices in connection with the Company. The Company and/or Seller’s executive officers have not received written notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Business Employees, and, to the actual Knowledge of Seller without any duty of inquiry, no such investigation is in progress. To the actual Knowledge of Seller without any duty of inquiry, as of the Execution Date, no current Business Employee with an annual base salary that exceeds $150,000, or any of such Business Employee’s direct reports, intends to terminate his or her employment relationship with the Company as a result of the Closing.

(h)                Since December 31, 2016, the Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder, or any similar state or local Law that remains unsatisfied.

(i)                 Notwithstanding any other representation or warranty in this Article II (other than the representations and warranties made in Section 2.6(b)), the representations and warranties contained in this Section 2.11 constitute the sole representations and warranties of Seller relating to labor matters (other than the representations and warranties made in Section 2.6(b) or Section 2.7).

2.12        Compliance with Laws; Permits.

(a)                Compliance with Laws.

(i)                 Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since December 31, 2016, the business of the Company has been, and is being, conducted in compliance with applicable Laws, including (A) the United States Federal Alcohol Administration Act, and all other applicable Laws administered by the Alcohol and Tobacco Tax and Trade Bureau (“TTB Laws”) and (B) the Federal Food, Drug, and Cosmetic Act, and all other applicable Laws administered by the Food and Drug Administration (“FDA Laws”), and, for the avoidance of doubt, to the extent applicable, the products manufactured and distributed by the Company have been and are manufactured and labeled in compliance with TTB Laws and FDA Laws.

(ii)               Except in connection with the ABC Merger Agreement, this Agreement and the transactions contemplated thereby or hereby, (A) no investigation, review, inquiry or regulatory action review by any Governmental Authority with respect to the Company is pending or, to the Knowledge of Seller, threatened and (B) the Company has not received any warning letters, notice of adverse findings, written notice or other written communication from any Governmental Authority of that assert or allege any material noncompliance with applicable Laws that has not been cured.

(iii)             The Company has not voluntarily or involuntarily initiated, conducted, or issued, or caused to be initiated, conducted, or issued, any recall, market withdrawal, or replacement relating to alleged lack of safety or regulatory compliance of any product and, to the Knowledge of Seller, there are no facts or circumstances that would cause any Governmental Authority to require the recall, market withdrawal, replacement, reformulation, relabeling or suspension of manufacturing, promotion or sale of any product that would be material and adverse to the Company.

(iv)              To the Knowledge of Seller, the Company and its owners, directors, employees (including officers) and authorized agents are in compliance with and, within the prior five-year period, have complied with all applicable anti-bribery, anti-corruption, anti-money-laundering and similar Laws in jurisdictions in which the Company does business, has done business, in which any authorized agent thereof is conducting or has conducted business involving the Company or the Company is otherwise subject.

(b)                Permits.

(i)                 Section 2.12(b)(i) of the Seller Disclosure Letter sets forth a true, correct and complete list of all Permits held by the Company or any of its Affiliates and necessary for the Company to own, lease and operate its properties or other assets and to conduct its business in the manner in which its business is presently conducted (the “Required Permits”).

(ii)               Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) as of the Closing and as of immediately following the Closing, the Company will hold all Required Permits, (B) the Required Permits held by the Company are valid and in full force and effect, (C) the Company is in compliance with all Required Permits held by the Company, and (D) (x) the Company has not received any written notice from a Governmental Authority asserting any non-compliance with any such Required Permit by the Company that has not been cured, and (y) there is not any pending or, to the Knowledge of Seller, threatened Action with respect to any such Required Permit.

2.13        Material Contracts.

(a)                Except (w) any Intercompany Contract, (x) as set forth in Section 2.13(a) of the Seller Disclosure Letter, (y) any Benefit Plan or (z) the ABC Merger Agreement or any Contract directly related thereto, as of the Execution Date, the Company is not party to or bound by, without duplication, any Contract ((A) each such Contract described in clauses (i) through (xvii) of this Section 2.13(a) and (B) any In-Scope Contracts that are not terminable on less than ninety-days’ notice or will not expire within ninety days of the Execution Date, collectively being hereinafter referred to as a “Material Contract”):

(i)                 that is reasonably expected to require annual payments to or from the Company of more than $100,000, other than any Contracts with the Company’s employees;

(ii)               that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(iii)             that contains any noncompete, nonsolicit or exclusivity provisions to which the Company is subject that would, after the Closing, restrict the ability of Buyer or any of its Subsidiaries to compete in the beer brewing, malt beverage or similar beverage or restaurant businesses in the State of Hawaii;

(iv)              with a Top Supplier;

(v)               that is a Warehouse Agreement;

(vi)              that provides for or relates to the formation, creation, operation, management or control of any partnership, limited liability company, joint venture, collaboration or similar arrangement;

(vii)              that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for or guaranteeing Indebtedness of any Person in excess of $100,000, except for any surety or performance bond, letter of credit or similar Contract entered into in the ordinary course of business;

(viii)            that includes a minimum purchase, “earnout” or other contingent, deferred or fixed payment obligation of the Company that is material to the Company;

(ix)               that is a Real Property Lease with a term that is one year or more;

(x)                pursuant to which (A) any license, covenant not to sue, or other right is granted by the Company to a Person under any material Intellectual Property Rights exclusively owned by the Company or (B) any Person has granted any license, covenant not to sue, or other right under any Intellectual Property Rights to the Company, in each case, that is material to its business, other than (x) non-exclusive licenses for off-the-shelf software that have been granted on standardized, generally available terms, and (y) non-exclusive licenses granted in the ordinary course of business;

(xi)              that relates to any settlement of any Action since December 31, 2016 in an amount in excess of $50,000 in the aggregate, other than claims defended and settled by insurance companies;

(xii)              that relates to the direct or indirect acquisition or disposition of any corporation, partnership or other business organization or the assets thereof (whether by merger, sale of stock, sale of assets or otherwise), in each case with a fair market value or purchase price in excess of $50,000, entered into since December 31, 2015;

(xiii)             that contains a put, call, right of first refusal, right of first offer or similar right or obligation or any other obligation pursuant to which the Company could be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or business reasonably expected to result in payments with a value in excess of $50,000 in any twelve-month period;

(xiv)             that contains a currently effective standstill or similar agreement against the Company or pursuant to which the Company has agreed not to acquire assets or securities of the other party or any of its Affiliates;

(xv)              that prohibits the payment of dividends or distributions in respect of the capital stock, membership interests, partnership interests or other equity interests of the Company, the pledging of the capital stock, membership interests, partnership interests or other equity interests of the Company or the incurrence of Indebtedness by the Company;

(xvi)             any Contract providing for indemnification or any guarantee by the Company of any Person or pursuant to which any indemnification or guarantee obligations of the Company remain outstanding or otherwise survive as of the date hereof, in each case, entered into outside of the ordinary course of business;

(xvii)            any Contract for the employment of any of the Company’s employees whose annual base salary exceeds $150,000; and

(xviii)           any contract brewing agreement.

(b)                The Company has made available to Buyer in the VDR prior to the Execution Date true and correct copies (including, for the avoidance of doubt, any amendments or supplements thereto) of all written Material Contracts required to be identified in Section 2.13(a) of the Seller Disclosure Letter.

(c)                Subject to, and except as provided otherwise in, Sections 4.6 (Commingled Contracts) and 4.14 (Pre-Closing Reorganization), as of the Execution Date, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is a valid and binding agreement of the Company, enforceable against the Company and, to the Knowledge of Seller, each other party thereto in accordance with its terms, and is in full force and effect, subject in each case to the Bankruptcy and Equity Exception. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) neither the Company nor, to the Knowledge of Seller, any other party thereto, is (or with or without notice or lapse of time would be) in default or breach under the terms of any such Material Contract and (ii) no event has occurred (with respect to defaults or breaches by any other party thereto, to the Knowledge of Seller) that would reasonably be expected to (A) constitute such a violation or breach, (B) give any party to such Material Contract the right to accelerate the maturity or performance of such Material Contract or (C) give any party to such Material Contract the right to cancel, terminate or modify in a manner materially adverse to the Company such Material Contract (other than expirations or non-renewals of any such Material Contract in accordance with its terms).

2.14         Real Property.

(a)                The Company does not own, and since December 31, 2016, has not owned, any real property. Set forth on Section 2.14 of the Seller Disclosure Letter is a true and correct list of all Real Property Leases and Leased Real Properties. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to the Real Property and Leased Real Properties (i) the Company has a valid and enforceable leasehold interest in all Leased Real Property, free and clear of all Liens, except Permitted Liens; (ii) there exists no breach or violation of, or default or event of default under, any of the Real Property Leases (or any event that with notice or lapse of time or both would become a default) on the part of the Company or, to the Knowledge of Seller, any other party, and no event has occurred (with respect to defaults or breaches by any other party thereto, to the Knowledge of Seller) that would reasonably be expected to constitute or result in such a violation or breach under any of the Real Property Leases or give any party to such Real Property Lease the right to cancel, terminate or modify in a manner materially adverse to the Company such Real Property Lease; (iii) the Company has not (A) subleased, licensed, or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof or (B) collaterally assigned or granted any other security interests in any Real Property Lease or any interest therein; (iv) there are no written or oral subleases, concessions, licenses, occupancy agreements or other Contracts or arrangements with respect to the Real Property Leases granting to any Person other than the Company the right to use or occupy any such property; and (v) there are no Liens on the estate or interests created by any such Real Property Lease. The Company has made available to Buyer in the VDR true and complete copies of all Real Property Leases and amendments to any Real Property Lease.

(b)                Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since December 31, 2016, all water, water rights, sewer, gas, electric, communications, telephone, irrigation and drainage facilities and all other utilities required by applicable Law or for the present use and operation of the Leased Real Properties (the “Utility Facilities”) are: (i) installed to the boundary lines of the Leased Real Properties; (ii) adequate to service the Leased Real Properties and to permit compliance with all applicable Laws and the present usage of the Leased Real Properties; and (iii) connected to the Leased Real Properties by means of one or more public or private easements extending from the Leased Real Property to one or more public streets, public rights-of way or Utility Facilities (such public or private easements are collectively referred to herein as “Appurtenant Easements”) or contractual rights of access that are valid and enforceable and not revocable or otherwise terminable and are fully paid for. To the Knowledge of Seller, neither the Leased Real Properties nor any of the Utility Facilities: (A) encroaches on the property of others in any material respect, or (B) materially relies on any facilities located on other property not subject to Appurtenant Easements or contractual rights of access which are not revocable or otherwise terminable and are fully paid for. To the Knowledge of Seller, all of the Utility Facilities not located on the Leased Real Properties are situated within and comply, in all material respects, with the provisions of the Appurtenant Easements or contractual rights of access that are not revocable or otherwise terminable and are fully paid for.

(c)                Notwithstanding any other representation or warranty in this Article II (other than the representations and warranties made in Sections 2.6(b), 2.13(a)(ix), 2.13(c) and 2.15), the representations and warranties contained in this Section 2.14 constitute the sole representations and warranties of Seller relating to real property matters (other than the representations and warranties made in Sections 2.6(b), 2.7, 2.13(a)(ix) and 2.15).

2.15         Title to and Condition of Assets.

(a)                The Company has good and valid title to, or a valid leasehold interest in, all of its material assets, including the Koko Marina Pub and Kona Pub and Brewery, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the material assets owned or leased by the Company is subject to any Lien, other than Permitted Liens.

(b)                The tangible assets of the Company (including the Koko Marina Pub and the Kona Pub and Brewery) have been maintained in accordance with normal industry practice in all material respects, are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are currently used, except as would not reasonably be expected to materially interfere with the business or operations of the Company as currently conducted.

2.16         Sufficiency of Assets. As of the Closing, the rights, properties and assets of the Company (including, for the avoidance of doubt, taking into account the Additional Assets, Additional Liabilities and transactions contemplated by the Pre-Closing Reorganization, including the transferences, conveyances, other distributions and assumptions of the Excluded Assets and any obtained landlord estoppels in form and substance reasonably satisfactory to Buyer for all Real Property Leases other than the Real Property Leases identified in New Brewery Completion and any obtained third party consents to the assignment of a Material Contract), and any rights granted and materials, goods and services provided by Seller or its Affiliates pursuant to this Agreement and the Transaction Documents, shall constitute all of the rights, properties and assets (other than Intellectual Property Rights, which are the subject of Section 2.19(a)) used in, usable in or necessary for the operation of the business of the Company after the Closing in substantially the same manner as conducted by the Company immediately prior to the Closing and the Pre-Closing Reorganization.

2.17         Environmental Matters.

(a)                The Company is, and since December 31, 2010 has been, in compliance with all applicable Environmental Laws, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company possesses and is in compliance with all material Permits required under applicable Environmental Laws for the operation of the business as presently conducted. To the Knowledge of Seller, there are no Hazardous Substances on, under, in or about the Leased Real Property at quantities that violate applicable Environmental Laws. Since December 31, 2016, the Company has not received any written claim, material notice of violation or citation concerning any violation or alleged violation of any applicable Environmental Law, Permit required under applicable Environmental Law or any release of any Hazardous Substance, and no release of Hazardous Substances has occurred which requires or would reasonably be expected to require any responsive, remedial or other action by the Company pursuant to applicable Environmental Laws, except for matters that have been resolved, are in the process of being resolved in good faith and pursuant to appropriate procedures (with any material in-process matters set forth on Section 2.17(a) of the Seller Disclosure Letter), or are no longer outstanding. There are no material legal Actions pending or, to the Knowledge of Seller, threatened concerning compliance by the Company with any Environmental Law, except for matters that have been resolved or are in the process of being resolved in good faith and pursuant to appropriate procedures (with any resolved and in-process matters set forth on Section 2.17(a) of the Seller Disclosure Letter), or are no longer outstanding. Seller has delivered to Buyer true and correct copies of any Phase I environmental reports and Phase II environmental reports currently in the possession of Seller in respect of the Leased Real Property.

(b)                The Company is not subject to any Order with any Governmental Authority concerning Liabilities under any Environmental Law, nor has the Company expressly assumed any Liabilities of another Person, or agreed to indemnify another Person (other than ordinary course vendor, service and similar contracts) against, Actions arising under any Environmental Law.

(c)                Notwithstanding any other representation or warranty in this Article II (other than the representations and warranties made in Section 2.6(b)), the representations and warranties contained in this Section 2.17 constitute the sole representations and warranties of the Company relating to Environmental Law (other than the representations and warranties made in Section 2.6(b) or Section 2.7).

2.18         Taxes.

(a)                The Company (i) has prepared in good faith and duly and timely filed (taking into account any valid extension of time within which to file) all income and other material Tax Returns required to be filed by it and all such filed Tax Returns are true and correct in all material respects, (ii) has paid all income and other material Taxes that are required to be paid (whether or not shown on any such Tax Returns), and (iii) has complied with all applicable Laws relating to the payment, collection, withholding and remittance of material amounts of Taxes and related information reporting and record retention requirements with respect to material amounts owing to or from any employee, independent contractor, customer or other Third Party, except with respect to matters contested in good faith.

(b)                The Company has not executed any waiver of any statute of limitations with respect to any material Tax Return or any material Taxes, or agreed to any extension of time with respect to the assessment, deficiency, or collection of any material Tax, in each case, that is currently effective, or has made any request in writing within the past five years for any such waiver or extension.

(c)                There are no material Tax Liens upon any property or assets of the Company, other than Permitted Liens.

(d)                No material deficiency for any amount of Taxes has been proposed or asserted in writing or assessed by any Governmental Authority against the Company that remains unpaid or unresolved in whole or in part to a material extent.

(e)                There are no pending or threatened in writing, audits, suits, claims, examinations, investigations, or other proceedings in respect of material Taxes or material Tax matters of the Company or of the properties or assets of the Company.

(f)                 Neither Seller nor the Company has been informed in writing by any Tax authority that the Company was required to file any material Tax Return of any particular type that the Company did not file.

(g)                The Company (i) has no transferee or successor liability for material employment, excise, state, local, or foreign Taxes of any other Person, and (ii) is not party to any material Tax sharing, allocation or indemnification agreement or arrangement, in each case, other than pursuant to an agreement or arrangement entered into in the ordinary course of business and the primary purpose of which is unrelated to Tax.

(h)                At all times since its formation, the Company has been classified as a disregarded entity for United States federal income Tax purposes.

(i)                 Notwithstanding any other representation or warranty in this Article II (other than the representations and warranties made in Section 2.6(b) and Section 2.10(c), (d), (h) and (k)), the representations and warranties contained in this Section 2.18 constitute the sole representations and warranties of Seller relating to Tax matters (other than the representations and warranties made in Section 2.6(b), Section 2.7, and Section 2.10(c), (d), (h) and (k)).

2.19        Intellectual Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)                subject to the Intellectual Property License Agreement and the Transition Services Agreement, as of the Closing, the Company will own or have sufficient rights to use all Intellectual Property Rights material to, and used in, the conduct of its business as currently conducted;

(b)                as of the Closing, Seller will own, free and clear of all Liens, other than Permitted Liens, or otherwise have sufficient right to grant the license to the Company of, all the Intellectual Property Rights which will be licensed by Seller to the Company pursuant to the Intellectual Property License Agreement, and the Company will have paid all applicable renewal and maintenance fees in respect of each item of Registered Intellectual Property Rights included in the Intellectual Property Rights exclusively licensed to the Company pursuant to the Intellectual Property License Agreement (such Intellectual Property Rights, the “Kona Licensed IP”), and, to the Knowledge of Seller, no loss or expiration of any of Seller’s Intellectual Property Rights in the Kona Licensed IP is pending, or to the Knowledge of Seller, threatened, pending or reasonably foreseeable (other than the expiration of any patents reaching the natural end of their statutory terms);

(c)                to the extent issued or registered, all Registered Intellectual Property Rights included in the Kona Licensed IP is subsisting, and to the Knowledge of Seller, valid and enforceable, and is not subject to any outstanding Order adversely affecting the validity or enforceability of, or any of Seller’s ownership or right to grant licenses within the scope set forth in the Transaction Documents under, or any of the Company’s use of, or rights in and to, any Kona Licensed IP;

(d)                since December 31, 2016, (i) neither the Company, its licensees, nor the conduct of its business has, infringed, misappropriated or otherwise violated and does not currently infringe, misappropriate or otherwise violate, the Intellectual Property Rights in the State of Hawaii of any Person and (ii) to the Knowledge of Seller, no Person has infringed, misappropriated or otherwise violated or currently infringes, misappropriates or otherwise violates any Kona Licensed IP in the State of Hawaii;

(e)                there are no pending or, to the Knowledge of Seller, threatened Actions alleging that the conduct of the business of the Company or its licensees infringes, misappropriates or violates any Intellectual Property Right in the State of Hawaii of any Person, and neither Seller nor any of its Subsidiaries has received any written claim, notice, invitation to license or similar communication since December 31, 2016 (i) contesting or challenging the validity, enforceability, ownership or rights to grant licenses under the Kona Licensed IP or (ii) alleging that Seller, its Subsidiaries or its licensees or any of their respective products or services, or the use thereof by any of its customers, infringes, misappropriates or otherwise violates the Intellectual Property Rights in the State of Hawaii of any Person, whether directly or indirectly;

(f)                 Section 2.19(f) of the Seller Disclosure Letter sets forth a true and correct list of all Registered Intellectual Property Rights owned by Seller and used in the business of the Company as currently conducted in the State of Hawaii, indicating for each of the Registered Intellectual Property Rights the registration or application number, the registration or application date, the legal and registered owner, the applicable filing jurisdiction, with respect to Internet domain names, the applicable Internet domain name registrar;

(g)                Seller and its Subsidiaries have used commercially reasonable efforts to police, or have used commercially reasonable efforts to cause third parties to police on their behalf, the use of the Trademarks constituting Kona Licensed IP by licensees and distributors of Seller and its Subsidiaries and have at all times since the formation of the Company used commercially reasonable efforts to exercise reasonable quality control measures over all uses and displays of such Trademarks;

(h)                Seller and each of its Subsidiaries has taken commercially reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets comprising part of the Kona Licensed IP and any other confidential or proprietary information that is material to the business of the Company, including by ensuring that all Persons with access to any material Trade Secrets or confidential or proprietary information used in or of the business of the Company have a duty of confidentiality to, or have executed valid, written and enforceable confidentiality agreements in favor of the Company. To the Knowledge of Seller, none of the Trade Secrets included within the Kona Licensed IP and material to the business of Company have been used by, disclosed to or otherwise discovered by any Person other than to a Person bound by a legal duty of confidentiality or pursuant to a valid, written and enforceable confidentiality and non-disclosure agreement;

(i)                 The IT Assets used by the Company are (i) to the Knowledge of Seller, free from any material defect, bug, virus or programming, design or documentation error or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of information and (ii) functional and operate as reasonably required for the operation of the business of Company. To the Knowledge of Seller, since December 31, 2016, there has been no unauthorized access to or unauthorized use of any such IT Assets, in each case, in a manner that, individually or in the aggregate, has resulted in or is reasonably expected to result in material liability to the Company or material disruption of the business of the Company;

(j)                 The Company has established and implemented policies and organizational, physical, administrative and technical measures regarding privacy, cybersecurity and data security that are required by applicable Law and are commercially reasonable and consistent in all material respects with any written policies of the Company; and

(k)                Since December 31, 2016, the Company has (i) complied in all material respects with all of its written or broadly disseminated privacy policies and procedures and its contractual and fiduciary obligations, and with all applicable Laws, in each case, regarding Personal Information, including with respect to the collection, use, storage, processing, transmission, transfer (including cross-border transfers), disclosure and protection of Personal Information, and (ii) used commercially reasonable measures to ensure the confidentiality, privacy and security of Personal Information it has received, collected, used, stored or processed. To the Knowledge of Seller, since December 31, 2016, no Person has gained unauthorized access to or misused any such Personal Information in a manner that, individually or in the aggregate, has resulted in or is reasonably expected to result in any material liability or other obligation to notify any Governmental Authority.

(l)                 Notwithstanding any other representation or warranty in this Article II (other than the representations and warranties made in Sections 2.6(b), 2.7, 2.13(a)(x) and 2.13(c)), the representations and warranties contained in this Section 2.19 constitute the sole representations and warranties of Seller relating to Intellectual Property Rights (other than the representations and warranties made in Sections 2.6(b), 2.7 and 2.13(a)(x)).

2.20        International Presence. The Company does not have any assets or employees located or employed (as applicable) outside of the United States.

2.21        Production Capacity. The Kona Pub and Brewery has the capacity to produce 10,000 barrels of beer per calendar year under normal working hours and operating conditions (as determined based on the ordinary course of business).

2.22        Product Liability. Since January 1, 2015, the Company has not (i) received any written product warranty claims in excess of $25,000 in the aggregate, or (ii) incurred any material liability by reason of any express or implied warranty or under any applicable Laws with respect to any product or service sold, rendered, or distributed by or on behalf of the Company.

2.23         Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, workers’ compensation and employer liability, directors, officers and fiduciaries policies and other liability insurance policies maintained by the Company or by Seller on the Company’s behalf as of the Execution Date (each, an “Insurance Policy”) are with reputable insurance carriers and provide full and adequate coverage for all customary risks incident to the business of the Company and its properties and assets, and are in character and amount substantially equivalent to those carried by companies of a comparable size in the industries in which the Company operates. Copies of all material Insurance Policies have been made available to Buyer in the VDR. Each material Insurance Policy maintained by the Company or by Seller on the Company’s behalf as of the Execution Date is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, and the Company has not taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Insurance Policies, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no claims have been denied under the Insurance Policies and the Company has not (i) had a claim rejected or a payment denied by any insurance provider under any Insurance Policy, (ii) had a claim under any Insurance Policy in which there is an outstanding reservation of rights or (iii) had the policy limit under any Insurance Policy exhausted or materially reduced by virtue of any claim.

2.24        Related Party Transactions. A true and correct list, as of the Execution Date, of all Intercompany Contracts is set forth in Section 2.24 of the Seller Disclosure Letter. Except for this Agreement and the Transaction Documents and the Transactions or the Intercompany Contracts, neither Seller nor any of its Affiliates (other than the Company) nor any of its or their present or former directors, officers or employees (a) owns or has an interest in, directly or indirectly, any property, asset or right, which is material to the Company or (b) is a party to a Contract with the Company for the provision of products or services to the Company, nor has the Company pledged any assets or guaranteed any obligations on behalf of any such Person (other than pursuant to the Seller Credit Agreement).

2.25        Books and Records. As of the Execution Date, the Company has provided Buyer with a reasonable opportunity to review the material Company Books and Records and all such Company Books and Records required to be retained under current retention policies have been so retained or are reproducible, in all material respects.

2.26         Brokers and Finders. Except for ABC, Seller and the Company’s obligations to (a) Lazard Fréres & Co. LLC and (b) Goldman Sachs & Co. LLC in connection with the ABC Merger, whose respective fees and expenses will be paid by Seller or ABC, neither the Company nor any of its directors or employees has employed any broker, investment banker or financial advisor or has incurred any Liability for any brokerage fees, commissions or finders fees in connection with the Transactions based upon arrangements made by or on behalf of Seller or the Company.

2.27         No Other Representations or Warranties.

(a)                Except for the representations and warranties expressly set forth in this Article II, in the Seller Disclosure Letter and in the Transaction Documents, neither the Company, Seller nor any other Person makes (and Seller, on behalf of themselves, the Company and their respective Affiliates, hereby disclaims) any other express or implied representation or warranty with respect to Seller, the Company or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement and the Transactions or with respect to the accuracy or completeness of any other information provided, or made available, to Buyer or any of its Subsidiaries or their respective Affiliates in connection with the Transactions; provided, however, that notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 2.27(a), nothing in this Section 2.27(a) shall limit Buyer’s remedies with respect to claims of actual (but not constructive) fraud in connection with, arising out of or otherwise related to the express written representations and warranties made by Seller in this Article II and in any Transaction Document.

(b)                Seller and the Company acknowledge and agree that, except for the representations and warranties expressly set forth in Article III and in the Transaction Documents, neither Buyer nor any other Person has made any express or implied representation or warranty with respect to the Transactions; provided, however, that notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 2.27(b), nothing in this Section 2.27(b) shall limit Seller’s or the Company’s remedies with respect to claims of actual (but not constructive) fraud in connection with, arising out of or otherwise related to the express written representations and warranties made by Buyer in Article III and in any Transaction Document.

Article III

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller as follows:

3.1          Organization, Good Standing and Qualification. Buyer (a) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its jurisdiction of organization, (b) has all requisite limited liability company power and authority to own, lease and operate its properties, rights and assets and to carry on its business as presently conducted and is qualified to do business and (c) to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Buyer to consummate the Transactions.

3.2          Authority; Approval.

(a)                Assuming the satisfaction of the applicable obligations contemplated by Section 4.8, Buyer has all requisite limited liability company or equivalent power and authority and has taken all requisite limited liability company or equivalent action necessary (including obtaining all necessary corporate or equivalent approvals) in order to execute and deliver this Agreement and each Transaction Document to which it will be a party and to consummate the Transactions and to perform its obligations under this Agreement and under each such Transaction Document.

(b)                This Agreement has been duly executed and delivered by Buyer and, assuming the due and valid authorization, execution and delivery hereof by Seller, constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, and each Transaction Document to which Buyer or its Affiliates are to be a party will be when executed, duly executed and delivered by Buyer or its Affiliates, as applicable, and, assuming the due and valid authorization, execution and delivery by each other Person party to such Transaction Document, will constitute when executed, a valid and binding agreement of Buyer or its Affiliates, as applicable, enforceable against Buyer or its Affiliates, as applicable, in accordance with its terms, in each case subject to the Bankruptcy and Equity Exception.

3.3           Governmental Filings; No Violations; Certain Contracts.

(a)                No expirations of waiting periods with respect to applicable Laws are required and notices, reports or other filings are required to be made by Buyer with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement and the Transaction Documents by Buyer or the consummation of the Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Buyer to consummate the Transactions.

(b)                Assuming the satisfaction of the applicable obligations contemplated by Section 4.8, the execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party do not, and the consummation of the Transactions will not, conflict with, or result in any breach or violation of, or default (with or without notice, lapse of time or both) under, or give rise to any right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligations under, or result in the creation of a Lien (other than a Permitted Lien) on any of the assets of Buyer under any provision of (i) the Organizational Documents of Buyer or its Affiliates, (ii) any Contract binding upon Buyer or its Affiliates or (iii) assuming (solely with respect to the performance of this Agreement and the Transaction Documents and the consummation of the Transactions) compliance with the matters referred to in Section 3.3(a), any Law to which Buyer or its Affiliates is subject, except, in the case of clauses (ii) and (iii) of this Section 3.3(b), for any breach, violation, default, termination, loss, adverse modification, cancellation, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Buyer to consummate the Transactions.

3.4          Litigation. As of the Execution Date, there are no Actions pending or threatened in writing, against Buyer that seek to enjoin, or would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions, or would reasonably have the effect of making illegal or otherwise interfering with the Transactions. Buyer is not a party to or otherwise subject to any outstanding material Order.

3.5          Available Funds.

(a)                Buyer has delivered to Seller a true and correct copy, as in effect on the Execution Date, of the fully executed Equity Commitment Letter, pursuant to which the Buyer Guarantor has committed, subject in all respects to the terms and conditions thereof, to invest, subject to the terms and conditions therein, the Equity Financing, and the Buyer Guarantor and Buyer have made Seller a third party beneficiary of the rights granted to Buyer thereunder.

(b)                The Equity Commitment Letter is a valid and binding agreement of the Buyer Guarantor, enforceable against the Buyer Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exception, and no event has occurred, which, with or without notice, lapse of time or both, would result in a default by the Buyer Guarantor under the Equity Commitment Letter. The Equity Financing, when funded in accordance with the Equity Commitment Letter, will provide Buyer with cash proceeds at the Closing in an amount sufficient for Buyer to pay Seller the Base Consideration and to consummate the Transactions on the terms contemplated by this Agreement. Except as expressly set forth in the Equity Commitment Letter, there are no conditions precedent to the obligations of the Buyer Guarantor to provide the full amount of the Equity Financing. Other than the Equity Commitment Letter and a side letter made available to Seller’s counsel prior to the Execution Date (the “Equity Side Letter”), there are no side letters or other Contracts relating to the Equity Financing.

(c)                As of the Execution Date, the Equity Commitment Letter and the Equity Side Letter are in full force and effect and have not been amended, restated or otherwise modified or waived, and the commitments and obligations contained in the Equity Commitment Letter have not been withdrawn, modified or rescinded.

(d)                For the avoidance of doubt, in no event shall the receipt or availability of any funds or financing by Buyer or any of its Affiliates, including the Equity Financing, be a condition to the Closing.

3.6          Solvency. Buyer is not entering into this Agreement or the Transactions with the intent to hinder, delay or defraud either present or future creditors. After giving effect to the Transactions, and assuming that (a) the representations and warranties set forth in Article II are true and correct in all material respects (for such purpose, without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or limitations of similar import set forth therein) and (b) Seller has materially performed the covenants required by this Agreement to be performed and complied with at or prior to the Closing by it, Buyer (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable Liability on its existing debts as they mature or become due), (ii) will have adequate capital and liquidity with which to engage in its businesses and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

3.7          Investment Intent. Buyer is acquiring the Equity Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Equity Interests are not registered under the Securities Act, any state securities Laws or any other applicable securities Laws, and that the Equity Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations and any other applicable securities Laws, as applicable.

3.8          Brokers and Finders. Neither Buyer nor any of Affiliates, nor any of their respective directors or employees, has employed any broker, investment banker or financial advisor or has incurred any Liability for any brokerage fees, commissions or finders fees in connection with the Transactions based upon arrangements made by or on behalf of Buyer or any of its Subsidiaries.

3.9           No Other Representations or Warranties.

(a)                Except for the representations and warranties expressly set forth in this Article III and in the Transaction Documents, neither Buyer nor any other Person makes (and Buyer, on behalf of itself, its Subsidiaries and their respective Affiliates, hereby disclaim) any other express or implied representation or warranty with respect to the Transactions or to any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement, the Transaction Documents or the Transactions; provided, however, that notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 3.9(a), nothing in this Section 3.9(a) shall limit Seller’s remedies with respect to claims of actual (but not constructive) fraud in connection with, arising out of or related to the express written representations and warranties made by Buyer in this Article III and in any Transaction Document.

(b)                Buyer acknowledges and agrees that, except for the representations and warranties expressly set forth in Article II, in the Seller Disclosure Letter and in the Transaction Documents, none of the Company, Seller or any other Person has made any express or implied representation or warranty with respect to Seller, the Company or any of their respective Affiliates, and Buyer has not relied on any other information provided, or made available, to Buyer or its Affiliates or its or their respective Representatives in connection with the Transaction, including information, documents, projections, forecasts or other material made available to Buyer, its Affiliates or its or their respective Representatives in any “data rooms,” teaser, confidential information memorandum, factbook, management presentations or otherwise in connection with the Transactions; provided, however, that notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 3.9(b), nothing in this Section 3.9(b) shall limit Buyer’s remedies with respect to claims of actual (but not constructive) fraud in connection with, arising out of or otherwise related to the express written representations and warranties made by Seller in Article II and in any Transaction Document.

(c)                Buyer acknowledges and agrees, on behalf of itself and all Buyer Indemnified Parties, that none of Seller, any of Seller’s Affiliates or any of its or their respective Representatives, (i) has received or otherwise had the opportunity to review or have access to any projections, forecasts or other similar materials regarding post-Closing operations of the Company or the business of the Company developed by or on behalf of Buyer or any of its Affiliates with respect to post-Closing operations, or (ii) otherwise has any, direct or indirect, knowledge of any such information or regarding Buyer or any of its Affiliate’s operation of the business of the Company from and following the Closing.

Article IV

Covenants

4.1           Interim Operations of the Company.

(a)                Except as otherwise (i) required by this Agreement (including, for the avoidance of doubt, with respect to or as contemplated by the Pre-Closing Reorganization and the New Brewery Completion or the ABC Merger Agreement), (ii) required by applicable Law, (iii) approved in writing by Buyer or (iv) set forth on Section 4.1(a) of the Seller Disclosure Letter, from the Execution Date until the Closing, Seller shall cause the Company to use its commercially reasonable efforts to conduct its business in the ordinary course of business and, to the extent consistent therewith, Seller shall cause the Company to use its commercially reasonable efforts to preserve its business organizations intact and to maintain existing significant business relationships (including customers and suppliers) and relationships with Governmental Authorities.

(b)                Except as otherwise (w) required by this Agreement (including, for the avoidance of doubt, with respect to or as contemplated by the Pre-Closing Reorganization and the New Brewery Completion or the ABC Merger Agreement), (x) required by applicable Law, (y) approved in writing by Buyer (such approval not to be unreasonably withheld, delayed or conditioned) or (z) set forth on Section 4.1(b) of the Seller Disclosure Letter, from the Execution Date until the Closing, Seller shall cause the Company not to:

(i)                 amend, modify, repeal, replace or supplement, or otherwise adopt any change in, its Organizational Documents or waive any provisions thereof;

(ii)               merge or consolidate the Company with any other Person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreement or arrangement imposing, individually or in the aggregate, any changes or restrictions on the assets, operations or business of the Company;

(iii)             (A) acquire (including by merger, consolidation or acquisition of equity interests or assets or any other business combination) (x) any corporation, partnership or other business organization or (y) any assets outside of the ordinary course of business from any other Person in any transaction or series of related transactions or (B) make any loans, advances or capital contributions to any Person, other than, in the case of clauses (A) and (B) of this Section 4.1(b)(iii), in either case (1) for consideration less than $25,000 in any individual transaction or series of related transactions or $100,000 in the aggregate; or (2) if such acquisition would reasonably be expected to prevent, materially delay or materially impair the ability of Seller to consummate the Transactions prior to the Outside Date;

(iv)              issue, sell, pledge, dispose of, grant, transfer, encumber, guarantee, lease, license, or authorize the issuance, sale, pledge, disposition, grant, transfer, encumbrance, guarantee, lease or license of, or otherwise enter into any Contract or understanding with respect to the voting of, any shares of capital stock, membership interests, partnership interests or other equity interests of the Company, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants, restricted shares, restricted share units, performance share units, stock appreciation rights, phantom stock or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v)                except in the ordinary course of business, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock;

(vi)              reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, membership interests, partnership interests or other equity interests or securities convertible or exchangeable into or exercisable for any capital stock;

(vii)            create, incur, assume, guarantee, endorse, suffer to exist or otherwise be liable with respect to any Indebtedness for borrowed money or guarantees of the same, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company, except for any of the foregoing that will be discharged on or prior to the Closing;

(viii)          incur or commit to, or make or authorize any payment of, or accrual or commitment for, any capital expenditure or expenditures, except (A) capital expenditures of less than $50,000 in the aggregate, (B) contractually obligated capital expenditures in connection with the Koko Marina Pub Lease or (C) any capital expenditure to the extent reasonably necessary to avoid a material business interruption as a result of any act of God, pandemic, war, terrorism, earthquake, fire, hurricane, storm, flood, civil disturbance, explosion, partial or entire failure of utilities or public information technology systems, infectious diseases or pandemics, including COVID-19) or any other similar cause not reasonably within the control of Seller or the Company;

(ix)              other than in the ordinary course of business or in connection with any matter to the extent such matter is permitted by any other clause of this Section 4.1(b), (A) enter into any Contract that would have been a Material Contract had it been entered into prior to the Execution Date or (B) amend, modify in any material respect, assign or terminate or allow to expire, let lapse, amend or otherwise modify any Material Contract or Commingled Contract (other than expirations or non-renewals of any such Contract in accordance with its terms, it being understood that prior to the expirations or non-renewals of any such Contract, Seller shall consult with Buyer with respect thereto) or otherwise waive, release or assign any material rights, claims or benefits of the Company thereunder;

(x)                make any material changes with respect to financial accounting policies or procedures of the Company, except as required by Law or by GAAP or statutory or regulatory accounting rules or interpretations with respect thereto or by any Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization);

(xi)              except (A) as is required in order to comply with the requirements of or necessary to satisfy the DOJ with respect to its review of the ABC Merger or (B) as related to any delay related to obtaining regulatory clearance of the ABC Merger, settle any action, suit, claim, hearing, arbitration, investigation or other proceeding for an amount in excess of $25,000 in the aggregate per annum;

(xii)             sell, lease, license, encumber (including by the grant of any option thereon) or permit or suffer to exist the creation of any Lien (other than Permitted Liens) upon, lapse, abandon or otherwise dispose of any material assets or property or Intellectual Property Rights, except (A) pursuant to existing contracts or commitments, (B) other than with respect to Intellectual Property Rights owned by the Company or included in the Kona Licensed IP, in the ordinary course of business and in no event in an amount exceeding $50,000 in the aggregate, (C) with respect to Intellectual Property Rights, the grant of non-exclusive licenses in the ordinary course of business or (D) dispositions of surplus, obsolete or worthless assets no longer useful to the operation of the Company;

(xiii)          except as required by the Benefit Plans as in effect on the Execution Date, (A) increase the compensation or benefits (including severance) payable or provided to the Company’s employees, (B) enter into any employment, change of control, severance or retention agreement with, or grant any incentive award to, any employee of the Company, (C) establish, adopt, enter into, amend, terminate or commence participation in any Benefit Plan or any arrangement that would have been a Benefit Plan had it been entered into prior to this Agreement, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, (E) hire any employee or engage any independent contractor (who is a natural person) other than in the ordinary course of business, or (F) enter into or amend or terminate any collective bargaining, labor union or similar agreement;

(xiv)          elect (or otherwise cause or allow) for the Company to be classified as anything other than as a disregarded entity for United States federal income Tax purposes;

(xv)            make, revoke or change any material Tax election, adopt or change any material accounting method or period, or enter into any closing agreement, settlement or compromise of any claim or assessment, in each case in respect of any material amount of Taxes or consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes;

(xvi)          amend, modify, terminate, cancel or let lapse a material Insurance Policy, unless simultaneous with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of internationally recognized standing are in full force and effect, in each case, providing coverage substantially similar to or greater than the coverage under the terminated, canceled or lapsed Insurance Policies when taken as a whole; provided that Seller shall reasonably consult with Buyer in the event that premiums are not substantially similar to those of such terminated, canceled or lapsed Insurance Policy, as applicable, as in effect as of the date of this Agreement;

(xvii)        (A) enter into any line of business or product line other than the existing lines of business and products lines of the business as of the Execution Date, (B) enter into any line of business in any geographic area outside of the State of Hawaii and (C) materially lower the quality and testing standards currently in existence with respect to any material products or product lines, except for, in the case of clauses (A) and (B), extensions of the business or product lines that are currently contemplated by the Company; or

(xviii)      agree, authorize or commit to do any of the foregoing.

(c)                Seller shall cause the Company to use its commercially reasonable efforts prior to the Closing to maintain its level, type and quality of inventory in the ordinary course of business (taking into account operational emergencies, force majeure events, supply shortages and contemplated demand for the Company’s products).

(d)                Nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct the operations of Seller or its Affiliates, including the Company, prior to the Closing. Prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over Seller and its Affiliates’, including the Company’s, operations.

4.2          Third Party Consents.

(a)                Except with respect to regulatory filings and approvals (which are addressed in Section 4.4) and Commingled Contracts (which are addressed in Section 4.6), and upon the terms and subject to the conditions set forth in this Agreement, Seller and Buyer shall, and Seller shall cause the Company to, cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to obtain any consents required under any Contracts from third parties in connection with the consummation of the Transactions at or prior to the Closing (such consents, “Third Party Consents”), and shall keep the other Party reasonably informed on the status of obtaining any such Third Party Consents. In connection therewith, Seller shall cause the Company not to (i) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of value, (ii) amend, supplement or otherwise modify any such Contract or (iii) agree or commit to do any of the foregoing, in each case, for the purposes of giving, obtaining and/or effecting any Third Party Consents without the prior consent of Buyer. In connection therewith, Seller may pay any fees, costs or expenses it determines, in its sole discretion, necessary in order to obtain any Third Party Consents; provided that Seller shall bear any such fees, costs or expenses at its own expense. The Parties shall each, upon request, furnish the other Party with all information concerning itself and its Representatives and such other matters as may be reasonably necessary, proper or advisable in connection with any statement, filing, notice or application made by or on behalf of the Parties to any third party in connection with obtaining any Third Party Consents (including, in the case of Buyer, such evidence as to financial capability, resources, and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder). Each of the Parties acknowledges and agrees that obtaining any Third Party Consent shall not be a condition to the Closing.

(b)                Notwithstanding anything to the contrary contained herein, in no event shall Buyer, Seller, the Company or any of their respective Affiliates be required to commence any litigation or make any concessions or amend, supplement or otherwise modify any Contract to obtain any Third Party Consent; provided, however, that Buyer can compel Seller to cause the Company to take any of the actions referred to in this Section 4.2(b) if such actions are only effective after the Closing.

4.3          Resigning Company Persons. Upon Buyer’s request pursuant to Section 1.3(a)(v) for the resignation as of the Closing of any Resigning Company Person, Seller (a) shall cause each such Resigning Company Person (if any) to resign from such position or positions, effective as of and conditioned upon the Closing, and (b) shall revoke, effective as of and conditioned upon the Closing, any power of attorney conferred by the Company in favor of a Resigning Company Person thereof, and in connection with such resignations and revocations, (x) in furtherance of, and without limiting, Section 4.22, Seller may cause the Company to execute a customary release pursuant to which the Company, effective as of and conditioned upon the Closing, shall unconditionally and irrevocably release such Resigning Company Person (if any) from any and all Liabilities and Actions that it may have against such Resigning Company Person (in such Resigning Company Person’s capacity as such) at or prior to the Closing, and (y) as of or following the Closing, Buyer shall not, and shall cause the Company not to, terminate, rescind or purport to terminate or rescind any such release.

4.4           Efforts.

(a)                Subject to the other provisions of this Section 4.4 (including, for the avoidance of doubt, Section 4.4(i)), Seller and Buyer shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Law to consummate the Transactions as soon as practicable after the Execution Date, and in any event prior to the Outside Date, except with respect to the Third Party Consents (which are addressed in Section 4.2), Commingled Contracts (which are addressed in Section 4.6) and Required Permits (which are addressed in Section 4.29).

(b)                Without limiting the generality of Section 4.4(a), Buyer and Seller shall prepare and transmit to DOJ as promptly as reasonably practicable true and correct non-privileged information in response to requests by the DOJ to Buyer or Seller in connection with the terms of this Agreement, the terms of any of the Transaction Documents, the Transaction, the transactions contemplated by the Transaction Documents, or Buyer’s plans for the Company following the Closing, and any non-privileged documentation and communications related thereto requested by the DOJ.

(c)                Subject to applicable Laws relating to the exchange and sharing of information, Buyer and Seller shall have the right to review in advance, and, to the extent practicable, each shall consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Buyer or Seller or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any Third Party, including any Governmental Authority, in connection with the Transactions, including any information provided pursuant to Section 4.4(b). In exercising the foregoing rights, Seller and Buyer shall act reasonably and as promptly as practicable. Buyer and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material or information or Trade Secrets provided to the other under this Section 4.4 as for “Outside Counsel Only” and any such information shall be disclosed only as provided in the second, third and fourth sentences of Section 4.4(g).

(d)                Without limiting the generality of the foregoing, Buyer shall take, and cause its Affiliates to take, any and all actions reasonably necessary to make any filings or obtain any other consents, clearances or approvals, in each case, that Seller or its Affiliates reasonably deem are required under or in connection with any Antitrust Law to consummate the Transactions prior to the Outside Date.

(e)                Buyer shall not take, and shall cause its Affiliates not to take, any actions or do, and shall cause its Affiliates not to do, any things that would be reasonably likely to delay the Closing or the ABC Closing or to cause any Governmental Authority to object to the Transactions, any Transaction Documents or the ABC Merger Agreement, including acquiring or agreeing to acquire any assets or businesses engaged in whole or in part in a line of business in the State of Hawaii similar to the business of the Company.

(f)                 If staff of the DOJ notifies Seller or ABC that this Agreement or any of the Transaction Documents is not an acceptable manner of divesting the Company and DOJ regulatory clearance of the ABC Merger is being withheld pending modification of the terms or provisions of this Agreement or any Transaction Document, as applicable, subject to Section 4.4(i), Seller and Buyer shall reasonably seek to modify this Agreement or any Transaction Document as may be necessary to satisfy the DOJ; provided, however, that Seller shall not be required to take any such actions that would be contradictory to or in conflict with the terms contemplated in Section 6.6 of the ABC Merger Agreement (except in the event that, pursuant to and subject to the limitations set forth in Section 6.6(e) of the ABC Merger Agreement, ABC, in its sole discretion, compels Seller to take such actions, in which case Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to cooperate with Seller in accordance with the terms of Section 4.4(a)).

(g)                Subject to applicable Laws, Seller and Buyer shall, upon request by the other, furnish Seller, ABC or Buyer, as applicable, with all information concerning itself, its Affiliates, directors, officers or equityholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made (or to be made) by or on behalf of Buyer, Seller, ABC or any of their respective Affiliates to any Governmental Authority in connection with the Transactions or any Transaction Document, including with respect to any Antitrust Law (it being understood that, upon Seller’s request, Buyer’s obligations pursuant to this Section 4.4(g) shall include an obligation to provide all such information to any Governmental Authority in connection with the ABC Merger). Notwithstanding the foregoing, in connection with the performance of each Party’s respective obligations, Seller and Buyer may, as each determines is reasonably necessary, designate competitively sensitive material provided to the other pursuant to this Section 4.4(g) as “Outside Counsel Only”. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to in-house counsel, directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (Seller or Buyer, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 4.4(g), materials provided to the other Parties, ABC or their counsel may be redacted to remove references concerning the valuation of the Company or information otherwise not germane to regulatory review.

(h)                Subject to applicable Laws and the instructions of any Governmental Authority, Seller and Buyer shall keep the other apprised of the status of matters relating to consents, clearances, approvals or authorizations of any Governmental Authority of the Transactions. Buyer shall not permit any of its Affiliates, officers or any other Representatives to participate in any meeting (other than purely administrative phone calls) with any Governmental Authority in respect of any consents, clearances, approvals, authorizations, filings, investigation or other inquiry with respect to the Transactions unless (i) Buyer consults with Seller or ABC in advance and, to the extent permitted by such Governmental Authority, gives ABC the opportunity to attend and participate thereat or (ii) to the extent such meeting involves, and solely to the extent such meeting involves, at Buyer’s outside counsel’s reasonable determination, competitively sensitive matters of Buyer.

(i)                 Notwithstanding the foregoing or anything to the contrary in this Agreement:

(i)                 nothing in this Section 4.4 nor the “commercially reasonable efforts” standard nor any other provision set forth in this Agreement shall require Buyer or any of its Affiliates to (A) resist, vacate, limit, reverse, suspend or prevent, through litigation, any actual, anticipated or threatened Order seeking to prevent delay or impair the consummation of the Transactions or the ABC Merger; provided that Buyer acknowledges Seller, ABC and their respective Affiliates may engage in such litigation as permitted or required by the ABC Merger Agreement, and Buyer shall, and shall cause its Affiliates to, reasonably assist Seller, ABC and their respective Affiliates in any such litigation (whether or not Buyer chooses to directly litigate) to the extent requested by Seller and to the extent Buyer is reimbursed for its reasonable and documented out-of-pocket third party costs and expenses, or (B) proffer to, agree to or implement any material changes in, or any restrictions on or other impairment of, Buyer’s ability to use, own, operate or take any other actions with respect to any assets of Buyer, the Company or any of their respective Affiliates following the Closing or modifications to the Transaction Documents; provided that Buyer shall agree to take any such actions unless such actions would reasonably be expected to have a material adverse impact on Buyer and its Affiliates and the Company, taken as a whole, after giving effect to the consummation of the Transactions and the transactions contemplated by the Transaction Documents;

(ii)               nothing in this Agreement shall require (A) Buyer or its Affiliates to take any action or agree to take any action with respect to its or their business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing or otherwise required under this Agreement or the Transaction Documents (and subject to the other limitations in this Section 4.4), (B) Seller or its Affiliates to take any action or agree to take any action with respect to the business or operations of the Company unless the effectiveness of such agreement or action is conditioned upon the Closing, or (C) Seller or its Affiliates to take or agree to take any action that is not contemplated by this Agreement;

(iii)             the rights and obligations of the Parties under this Agreement with respect to Third Party Consents shall be governed by Section 4.2 and Commingled Contracts shall be governed by Section 4.6) (and not this Section 4.4); and

(iv)              except as otherwise expressly provided in this Section 4.4, all costs incurred in connection with obtaining any consents or approvals or taking any other action required by this Section 4.4 (including making any filing or application) shall be (A) incurred by Buyer shall be borne by Buyer and (B) incurred by Seller or, prior to the Closing, the Company shall be borne by Seller; provided, however, that Seller shall reimburse to Buyer reasonable and documented filing fees under Antitrust Laws incurred by Buyer.

4.5           New Brewery Completion.

(a)                Subject to Buyer’s, and following the Closing, the Company’s, cooperation in accordance with Section 4.5(b), from and following the Execution Date, Seller shall use its commercially reasonable efforts to comply with its agreements and obligations set forth in Exhibit G pursuant to the timing and steps set forth in Exhibit G (taking into account operational emergencies, force majeure events and supply shortages); provided that Seller shall keep Buyer reasonably informed with respect to the steps in the implementation and overall progress of the New Brewery Completion. For the avoidance of doubt, Seller shall be responsible for all costs and expenses incurred by Seller or its Affiliates in connection with the New Brewery Completion.

(b)                Prior to and following the Closing, Buyer shall, and shall cause its Subsidiaries and Affiliates to, and use commercially reasonable efforts to cause its and their respective pertinent Representatives to, in each case, reasonably cooperate with Seller or the Company, as the case may be, each of their respective Affiliates and their respective Representatives in carrying out the New Brewery Completion, and, following the Closing, providing to Seller access to the Company Books and Records and employees of the Company as shall be reasonably necessary or advisable in connection with the New Brewery Completion.

4.6           Commingled Contracts. Buyer acknowledges that Seller and its Affiliates are, as of the Execution Date, parties to certain Contracts that relate to both the business of the Company and other businesses of Seller and its Affiliates (other than the Company) that are material to the continuing operation of the business of the Company (such Contracts, the “Commingled Contracts”), and a true and correct list of each Commingled Contract as of the Execution Date is set forth in Section 4.6 of the Seller Disclosure Letter. Prior to the Closing and for a period of twelve months after the Closing, Seller shall, and shall cause its Affiliates to, assist Buyer, as Buyer reasonably requests, and use its commercially reasonable efforts (all at Seller and its Affiliates’ expense) to either (a) establish replacement contracts, contract rights, bids, purchase orders or other agreements with respect to the business of the Company between the Company and any Third Party which is a counterparty to a Commingled Contract (in each case as such terms are approved by Buyer in writing in advance), (b) assign the rights and obligations under such Commingled Contract exclusively related to the business of the Company to Buyer (or such person as Buyer nominates) and (c) establish reasonable and lawful arrangements designed to provide Buyer (or such person as Buyer nominates) the rights and obligations under such Commingled Contract related to the business of the Company; provided, however, that Seller makes no representation or warranty that any Third Party will agree to enter into any such Contract, contract right, bid, purchase order or other agreement with Buyer on the existing terms of the applicable Commingled Contract or at all; provided, further, that to the extent compliance with this Section 4.6 would conflict with the obligations of the parties to the Transition Services Agreement (for instance, by causing a Commingled Contract to be separated in such a way that Services (as defined in the Transition Services Agreement) to be provided under the Transition Services Agreement can no longer be provided on the terms of the Transition Services Agreement), Buyer and Seller shall discuss and agree in good faith with respect to the appropriate treatment of the relevant Commingled Contract(s) in respect of such conflict. Notwithstanding anything contained in this Section 4.6 to the contrary, none of Buyer, Seller or any of their respective Affiliates shall be required to expend money (excluding the cost of Seller’s and its Affiliates’ and their respective employees’ time and efforts), commence any litigation or offer or grant any accommodation (financial or otherwise) to any Third Party to fulfill its obligation under this Section 4.6.

4.7           Company Guarantee to Seller Credit Agreement. In the event the Seller Credit Agreement is not terminated as of or prior to the Closing, Seller shall, and shall cause the Company to, use its commercially reasonable efforts to obtain a customary release of guarantee letter at or prior to the Closing providing for the termination of any guarantees (and related Liens) provided by the Company in connection with the Seller Credit Agreement.

4.8          Transfer Requirement. Each of Seller and Buyer shall take or cause to be taken all actions necessary or appropriate to satisfy or waive the Transfer Requirements to be satisfied or waived at or prior to the Closing or following the Closing, respectively, and facilitate such other actions reasonably necessary or desirable and incident thereto, including Seller using commercially reasonable efforts to obtain tax clearance and bulk sales certificates under applicable Law in Hawaii prior to the Closing, or, if Seller is unable to obtain such tax clearance and bulk sales certificates prior to the Closing, as soon as practicable following the Closing; provided, however, for the avoidance of doubt, if the Company or Buyer becomes liable for any Taxes, other than any Transfer Taxes for which Buyer is liable under Section 8.7 (Transfer Taxes), pursuant to HRS §237-43(c), by virtue of Seller failing to either (a) provide the bulk sales certificate prior to the Closing, or (b) paying any unpaid taxes, penalties and interest within twenty days after the Closing, the Parties agree the amount of such Taxes will be included within the definition of “Indemnified Taxes”, except if Seller’s failure under clause (a) or (b) is caused by or a result of Buyer not satisfying its own obligations under this Section 4.8.

4.9          Company Cash. Notwithstanding anything to the contrary in this Agreement, Seller shall have the right, subject to compliance with all applicable Laws, to withdraw all or a portion of the cash of the Company prior to the Closing, including by causing the Company to make any such payment in the form of a dividend, interim dividend or other distribution to Seller or any of its Affiliates.

4.10        Access and Reports; Retention of Books and Records.

(a)                Pre-Closing Access; Assistance with Company Net Working Capital Accounts. Subject to applicable Law, upon reasonable advance notice, Seller shall, and shall cause the Company to, afford Buyer’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Closing, to its employees, properties, books, contracts and records and, during such period, Seller shall, and shall cause the Company to, furnish promptly to Buyer all information concerning its business, properties and personnel as Buyer may reasonably request; provided that no investigation pursuant to this Section 4.10(a) shall affect or be deemed to modify any representations and warranties of the Seller expressly set forth in Article II; provided, further, that the foregoing shall not require Seller (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of Seller would result in the disclosure of any competitively sensitive information, Trade Secrets of Third Parties or violate any of its obligations with respect to confidentiality or (ii) to disclose any privileged information of Seller, the Company or any of their respective Affiliates; provided, further, that if Seller determines in good faith that any information requested by Buyer shall not be shared by Seller or the Company with Buyer as a result of clauses (i) and (ii), the Parties shall discuss in good faith alternative means of Seller providing such requested information to Buyer in another manner or form (such as redacted versions of such information, execution of a waiver or consent or delivery of such information to Buyer’s outside counsel only); provided, further, that if no such alternative means can be found in good faith, notwithstanding anything to the contrary in this Section 4.10(a), in no event shall Seller be required to share such information with Buyer. Notwithstanding the foregoing, (A) Buyer and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of Seller or the Company; and (B) in no event will the foregoing permit any sampling or analysis of soil, groundwater, building materials or other environmental media of the sort generally referred to as a Phase II environmental investigation. Seller and the Company will use commercially reasonable efforts to provide Buyer with the current asset and current liability balances of the Company, assuming the occurrence of the Pre-Closing Reorganization, for each month between the Execution Date and the Closing; provided that any such balances provided shall not be deemed to modify any representations or warranties of Seller set forth in Article II or in any other document delivered pursuant to or in connection with this Agreement. All requests for information made pursuant to this Section 4.10(a) shall be directed to Persons designated by Seller. All such information shall be governed by the terms of the Confidentiality Agreements.

(b)                Post-Closing Access.

(i)                 Subject to (A) applicable Law, (B) Section 4.10(b)(ii) and (C) Section 8.1, from and after the Closing, Buyer shall cause the Company to, and the Company shall, (x) retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Company (collectively, at any moment in time, the “Company Books and Records”) in existence at the Closing that are required to be retained under current retention policies for a period of six years from the Closing Date, and (y) provide Seller or its Representatives at Seller’s expense with reasonable access without hindering the normal operations of the Company (solely for the purpose of inspection and copying), during normal business hours, and upon reasonable advance notice and under the supervision of Buyer’s or the Company’s personnel, to the Company Books and Records with respect to periods or occurrences prior to the Closing Date. Notwithstanding the foregoing provisions of this Section 4.10(b), Buyer and the Company may withhold access, documents or information that in the reasonable judgment of Buyer or the Company would result in the disclosure of any competitively sensitive information, Trade Secrets of Third Parties or violate any of its obligations with respect to confidentiality; provided that if Buyer determines in good faith that any information requested by Seller shall not be shared by Buyer or the Company with Seller as a result of the foregoing, the Parties shall discuss in good faith alternative means of Buyer or the Company providing such requested information to Seller in another manner or form (such as redacted versions of such information, execution of a waiver or consent or delivery of such information to Seller’s outside counsel only).

(ii)               For a period of six years after the Closing, Seller shall, and shall cause its Affiliates to, provide Buyer with copies of or access to (as determined in the reasonable discretion of Seller) the employee or personnel files, in each case, to the extent relating to a Business Employee that are in Buyer, the Company or any of their Affiliates’ possession or control as of such time (such employee or personnel files, collectively, the “Commingled Employee Records”); provided that (A) Seller shall not be required to provide copies of or access to any Commingled Employee Records to the extent prohibited by applicable Law or any Order of a Governmental Authority of competent jurisdiction, as determined by Seller in good faith upon the advice of counsel, (B) for the avoidance of doubt, Seller and any of its Affiliates shall be entitled to redact or remove any information in any Commingled Employee Records prior to providing copies or access to Buyer under this Section 4.10(b)(ii) to the extent not relating to any Business Employee, (C) Seller shall only be required to provide copies of or access to the Commingled Employee Records that are specifically requested in writing by Buyer and that have not otherwise been provided to Buyer in copy form, and (D) Buyer shall comply with all applicable data protection and privacy Laws with respect to such copies or access.

(iii)             Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that Seller and its Affiliates shall be entitled to keep copies of any Company Books and Records, Commingled Employee Records or any other documents or materials that remain with the Company or are transferred to Buyer or one of its Affiliates for operational, legal, Tax, regulatory or record-keeping purposes or in order to comply with applicable Laws, Seller’s or its Affiliates’ internal policies and procedures or any applicable contractual or other similar obligations, subject to the confidentiality and restriction on use obligations hereunder.

(iv)              Buyer acknowledges and agrees that (A) the attorney-client privilege, attorney work-product protections, confidentiality protections and any other similar privileges or protections with respect to any Seller Protected Information belongs to and shall be controlled by Seller (or one or more of its Affiliates, as the case may be) and shall not pass to or be claimed by Buyer, the Company or any of their respective Affiliates, (B) the delivery of or disclosure of any Seller Protected Information to Buyer, the Company or any of their respective Affiliates pursuant to Section 4.10(a) or Section 4.10(b)(ii) or otherwise shall be deemed unintentional and shall not constitute a waiver by Seller or its Affiliates of any of their attorney-client privileges, attorney work-product protections, confidentiality protections or other similar privileges or protections in connection with such Seller Protected Information, unless Seller or one or more of its Affiliates (other than the Company) expressly waives in writing all privileges or protections in connection therewith and (C) in the event that any Seller Protected Information is delivered or disclosed to Buyer, the Company or any of their respective Affiliates by Seller pursuant to Section 4.10(a) or Section 4.10(b)(ii) or otherwise, Buyer shall, and shall cause the Company to, (u) promptly notify Seller of such discovery upon Buyer’s, the Company or any of their respective Affiliates’ discovery of any such delivery or disclosure, (v) at Seller’s request, return to Seller or destroy such Seller Protected Information, (w) take any and all actions reasonably requested by Seller, at the sole cost and expense of Seller, in order to permit Seller (or one or more of its Affiliates, as the case may be) to preserve and assert any such protection or privilege in connection therewith, (x) in connection with each of the foregoing clauses (u) through (w) of this Section 4.10(b)(iv), use its commercially reasonable efforts to and cause its Affiliates to safeguard and protect such Seller Protected Information from further disclosure to any Third Party, (y) not assert and cause its Affiliates not to assert that any such protection or privilege has been waived with respect to Seller Protected Information that has come into or is in the possession of Buyer, the Company or any of their respective Affiliates and (z) to the extent Buyer, the Company or any of their respective Affiliates has or maintains any control of such protection or privilege of any Seller Protected Information, except as may be required by applicable Law, not waive or attempt to waive, and cause its Affiliates to not waive or attempt to waive, such protection or privilege without the prior written consent of Seller or one or more of its Affiliates (as the case may be).

4.11         Publicity. The initial press release regarding the Transactions shall be a joint press release of Seller and ABC. Without limiting the generality of Section 4.12(d), neither Seller nor Buyer shall, and Buyer shall cause its Subsidiaries not to, issue any other press release or make any other public announcement or public statement (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to this Agreement, the Transactions or the other transactions contemplated by the Transaction Documents without consulting with each other and providing meaningful opportunity for review and giving due consideration to reasonable comment by the other Party and attempting to cooperate and develop consistent communications, except as such press release or other public announcement may be required by applicable Law, in which case the Party required to issue the release or make the announcement shall use commercially reasonable efforts to provide the other Party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance and shall give reasonable and good faith consideration to any such comments proposed by the other Party. Buyer and its Affiliates shall not issue any press release or make any other public announcement or public statement with respect to the ABC Merger Agreement or the ABC Merger without the prior written consent of ABC. Notwithstanding anything to the contrary in this Section 4.11, Seller and its Affiliates may make public statements in response to questions by the press, analysts, investors, business partners or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made jointly by Buyer and Seller or to the extent that they have been reviewed and previously approved by both Buyer and Seller.

4.12         Employee Benefits.

(a)                Buyer agrees that each Business Employee who continues to be employed with the Company (each such employee, a “Continuing Employee”) shall, during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, be provided with a base salary or base wage no less than the base salary or base wage provided to such Continuing Employee immediately prior to the Closing. Additionally, Buyer agrees that the Continuing Employees shall, during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, be provided with (i) annual cash bonus opportunities and long-term incentive compensation opportunities, to the extent applicable, that are, in the aggregate, commensurate with the aggregate value of such opportunities as in effect for such Continuing Employees immediately prior to the Closing (provided that any such annual cash bonus or long-term incentive compensation opportunities may be adjusted reasonably and in good faith by Buyer to reflect the effect of COVID-19 on the Company’s operating performance following the Closing) and (ii) all other compensation and benefits that are, in the aggregate, substantially comparable in value to the other compensation and benefits provided to such Continuing Employees immediately prior to the Closing. Additionally, Buyer agrees that each Continuing Employee who is involuntarily terminated within twelve months following the Closing Date will be provided with severance payments and benefits no less favorable than those that would have been provided to such Continuing Employee under the applicable severance policy or individual employment, severance or separation agreement or other arrangement in effect immediately prior to the Closing, in each case as listed on Section 2.10(a) of the Seller Disclosure Letter (each, a “Company Severance Plan”), under circumstances that would have given the Continuing Employee a right to severance payments and benefits under such Company Severance Plan.

(b)                Buyer shall (i) cause any pre-existing conditions (for any condition for which the Continuing Employee would have been entitled to coverage under the corresponding Benefit Plan in which such Continuing Employee participated immediately prior to Closing) or other limitations and eligibility waiting periods under any group health plans of Buyer and its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, to the extent permitted by insurance arrangements with third parties, (ii) use commercially reasonable efforts to cause the amount of eligible expenses incurred by each Continuing Employee and his or her eligible dependents that were credited to deductible and maximum out-of-pocket co-insurance requirements under the Benefit Plans to be credited for purposes of satisfying the deductible and maximum out-of-pocket co-insurance requirements under the corresponding benefit plans of Buyer and its Affiliates for the plan year in which the Closing occurs and (iii) any of its (or its Affiliates’) employee benefit plans (including disability pay continuation plans) in which the Continuing Employees are entitled to participate to take into account for purposes of eligibility to participate, vesting and, under any vacation, sick, and personal paid time off plan or policy, benefit accrual (except that no such service shall be required to be credited for purposes of determining credited service or eligibility under any severance plan or to the extent it would result in a duplication of benefits), service by such Continuing Employees to the Company or any of its Affiliates or predecessors as if such service were with Buyer, to the same extent such service was credited under a comparable Benefit Plan.

(c)                Buyer shall pay, at the time annual bonuses have historically been paid by the Company, in accordance with the terms of each applicable Company annual bonus plan (collectively, the “Company Bonus Plans”) as of the Closing Date, each Continuing Employee then participating in any Company Bonus Plans, a bonus equal to the Continuing Employee’s full-year bonus entitlement under all such Company Bonus Plans for the year in which the Closing occurs (provided that any such annual bonus may be adjusted reasonably and in good faith by Buyer to reflect the effect of COVID-19 on the Company’s operating performance following the Closing).

(d)                The Parties shall cooperate in developing employee messaging relating to the Transactions. Prior to making any broad-based written or oral communications to Business Employees pertaining to the Transactions, including compensation or benefits matters, and that are not materially consistent with the previously agreed employee messaging, each Party shall provide the other Party with a copy of any such broad-based communications and each Party shall cooperate with respect to any other employee communications. The applicable Party shall have a reasonable period of time to review and comment on such communication, and the communicating Party shall consider any such comments in good faith. Notwithstanding the foregoing, this Section 4.12(d) shall not apply so long as the statements contained in the communication with respect to the Transactions are substantially similar to (i) previous press releases, public statements or filings made by Buyer or Seller with respect to which such party has complied with the provisions of the preceding sentence or (ii) communications previously approved by the other Party.

(e)                Notwithstanding the foregoing, nothing contained in this Agreement will (i) be treated as an amendment of any particular Benefit Plan, (ii) prevent Buyer or any of its Affiliates from amending or terminating any of their benefit plans in accordance with their terms, (iii) obligate Buyer or any of its Affiliates to retain the employment of any particular employee or (iv) create any third party beneficiary rights for the benefit of any employee of the Company, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to this Section 4.12 or any compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Buyer or any of its Affiliates or under any benefit plan that Buyer or any of its Affiliates may maintain.

4.13           Confidentiality.

(a)                The terms of the Confidentiality Agreements are hereby incorporated by reference, mutatis mutandis, and, notwithstanding anything contained in the Confidentiality Agreements to the contrary, shall continue in full force and effect until the Closing, at which time such Confidentiality Agreements shall terminate. Notwithstanding the termination of the Confidentiality Agreements at the Closing, from and following the Closing, Buyer hereby agrees with Seller that Buyer shall not, and that Buyer shall cause its Affiliates and employees and direct its outside Representatives to treat as confidential and not to, directly or indirectly, without the prior written consent of Seller, disclose or use any confidential information concerning Seller, ABC, Seller’s or ABC’s operations, business, properties and material assets (collectively, the “Seller Confidential Information”); provided, however, that the foregoing confidentiality obligations shall not prohibit Buyer or any of its Affiliates or their respective Representatives from using or disclosing such Seller Confidential Information (i) to the extent reasonably necessary for Buyer or any of its Affiliates or their respective Representatives to enforce the terms of this Agreement, the Transaction Documents or any other agreement or instrument executed in connection herewith or therewith, (ii) to the extent Buyer or any of its Affiliates or their respective Representatives determines that such use or disclosure is reasonably necessary for the pursuit or defense of any Action by or against Buyer or any of its Affiliates or their respective Representatives, (iii) to the extent required by Law or accounting requirements or such Seller Confidential Information is requested by any Governmental Authority (provided that in such event, Buyer or its Affiliates or any of its or their Representatives shall (A) provide Seller with prompt advance written notice (except to the extent notice or disclosure thereof is prohibited by judicial or administrative rules or by other requirements of applicable Law), (B) to the extent not prohibited by judicial or administrative rules or by other requirements of applicable Law, provide Seller, in advance of any such disclosure, with a list of the Seller Confidential Information intended to be disclosed (and if applicable, the text of the disclosure language itself), (C) cooperate with Seller to the extent Seller may seek to limit such disclosure, including, if requested, taking all commercially reasonable steps to resist or narrow the scope of such required disclosure or legal process and to seek confidential treatment of any Seller Confidential Information that could be disclosed, and (D) in any case, disclose only the portion of such Seller Confidential Information which is legally required to be disclosed and shall take all reasonable steps to preserve the confidentiality of such Seller Confidential Information (the procedures set forth in clauses (A) through (D), the “Access Limitations”), (iv) to the extent such Seller Confidential Information is generally available to the public other than as a result of Buyer’s or any of its Affiliates’ or any of their respective Representatives’ breach of this Section 4.13(a) or (v) to the extent such Seller Confidential Information is lawfully acquired by Buyer, any of its Affiliates or their respective Representatives from sources other than Seller, the Company or ABC, and any of its or their respective Affiliates or Representatives, prior to the Closing Date that are not prohibited from disclosing such Seller Confidential Information by a legal, contractual or fiduciary obligation; provided, further, that the provisions of this Section 4.13 shall not prohibit any retention of copies of records or disclosure (x) required by applicable Law, (y) made in connection with the enforcement of any right or remedy relating to this Agreement or (z) pursuant to Section 4.10(b).

(b)                Notwithstanding the termination of the Confidentiality Agreements at the Closing, from and following the Closing, Seller hereby agrees with Buyer that Seller shall not, and that Seller shall cause its controlled Affiliates and employees and direct its outside Representatives to treat as confidential and not to, directly or indirectly, without the prior written consent of Buyer, disclose or use any confidential information concerning Buyer, the Company, Buyer’s or the Company’s operations, business, properties and material assets (including the New Brewery, but, for the avoidance of doubt, excluding the Excluded Assets) (collectively, “Buyer Confidential Information”, and together with Seller Confidential Information, the “Confidential Information”); provided, however, that the foregoing confidentiality obligations shall not prohibit Seller or any of its Affiliates or their respective Representatives from using or disclosing such Buyer Confidential Information (i) to the extent reasonably necessary for Seller or any of its Affiliates or their respective Representatives to enforce the terms of this Agreement, the Transaction Documents or any other agreement or instrument executed in connection herewith and therewith, (ii) to the extent Seller or any of its Affiliates or their respective Representatives determines that such use or disclosure is reasonably necessary for the pursuit or defense of any Action by or against Seller or any of its Affiliates or their respective Representatives, (iii) to the extent required by Law or accounting requirements or such Buyer Confidential Information is requested by any Governmental Authority but subject to the Access Limitations (mutatis mutandis for the protection of the Buyer Confidential Information), (iv) to the extent such Buyer Confidential Information is generally available to the public other than as a result of Seller’s or any of its Affiliates’ or any of their respective Representatives’ breach of this Section 4.13(b) or (v) to the extent such Buyer Confidential Information is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from sources other than the Company prior to the Closing Date that are not prohibited from disclosing such Buyer Confidential Information by a legal, contractual or fiduciary obligation; provided, further, that the provisions of this Section 4.13 shall not prohibit any retention of copies of records or disclosure (x) required by applicable Law, (y) made in connection with the enforcement of any right or remedy relating to this Agreement or (z) pursuant to Section 4.10(b).

(c)                Each Party agrees that it will be responsible for any breach or violation of the provisions of this Section 4.13 by any of its Affiliates, stockholders, partners, directors, officers, agents or Representatives. This Section 4.13 shall terminate three years after the Closing Date. Notwithstanding the foregoing, each Party shall be authorized to disclose the other’s Confidential Information to the extent permitted under the terms, conditions and procedures provided for in Section 4.11.

4.14           Pre-Closing Reorganization. Prior to the Closing, Seller shall, and shall cause the Company to, use its commercially reasonable efforts to complete the Pre-Closing Reorganization pursuant to the structure and steps set forth in Exhibit B; provided that from and following the Execution Date, Seller shall keep Buyer reasonably informed with respect to the steps in the implementation and overall progress of the Pre-Closing Reorganization.

4.15           Equity Commitment Letter; Financing.

(a)                Buyer shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to maintain in effect the Equity Commitment Letter and the Equity Side Letter and, in each case, comply with all of its obligations and enforce its rights thereunder. At all times, the Equity Commitment Letter shall provide that Seller is a third-party beneficiary thereof upon the terms and to the extent set forth therein as of the date hereof.

(b)                Buyer shall keep Seller informed on a reasonably current basis and in reasonable detail of any material developments with respect to the status of any debt financing in connection with this Agreement and the Transactions, including the status of Buyer’s and its Affiliates’ efforts to arrange any such debt financing.

4.16           Cash Management. From and following the Closing until such time the Additional Consideration is paid in full to Seller pursuant to Section 1.1(b), Buyer shall cause the Company not to, and the Company shall not, set aside, make or pay any dividend or other distribution, payable in cash or otherwise with respect to any of its capital stock or take other actions that would reasonably be expected to impair Buyer or the Company’s ability to satisfy its obligations under Section 1.1(b).

4.17           Seller Names. Unless otherwise permitted pursuant to the Intellectual Property License Agreement, within twelve months after the Closing, the Company shall (a) cease, and take all necessary actions to cease, all use and display (whether physical or electronic) of all Seller Names and (b) destroy, or return to Seller, all materials bearing or incorporating in a conspicuous manner the Seller Names, including eliminating the Seller Names from, revising, painting over or otherwise permanently obscuring the Seller Names on any signage or other public-facing materials (including any publicly distributable documents and other digital or physical public-facing materials bearing such Seller Names). Notwithstanding anything to the contrary in this Agreement, nothing shall prohibit the Company from using any of the Seller Names as required or permitted under applicable Law.

4.18           Expenses. Subject to the second sentence of Section 4.5(a) and Paragraph C of Exhibit B (Pre-Closing Reorganization), whether or not the Transactions are consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement, the Transactions and any other transactions contemplated by the Transaction Documents, including all fees and expenses of its Representatives, shall be paid by the Party incurring such expense.

4.19           Wrong Pocket Assets and Liabilities.

(a)                If, within three years following the Closing Date, any Party or any Affiliate thereof or any of their respective Representatives discover that: (i)(A) any Excluded Asset, following the Pre-Closing Reorganization or as of the Closing, is not properly owned or held, directly or indirectly, by Seller, ABC or its or their Affiliates or (B) any Additional Asset, following the Pre-Closing Reorganization or as of the Closing, is not properly owned or held, directly or indirectly, by the Company, Buyer or its or their Affiliates (in either case of the foregoing clauses (i)(A) or (i)(B), a “Wrong Pocket Asset”), (ii)(A) any Excluded Liability, following the Pre-Closing Reorganization or as of the Closing, is not properly assumed or held, directly or indirectly, by Seller, ABC or its or their Affiliates or (B) any Additional Liability, following the Pre-Closing Reorganization or as of the Closing, is not properly assumed or held, directly or indirectly, by the Company (in either case of the foregoing clauses (ii)(A) or (ii)(B), a “Wrong Pocket Liability”) or (iii) subject to Section 4.10(b), any books and records, data, information, communications, ledgers, files, reports, plans, records, manuals and other materials (in whatever form maintained), to the extent related to the Company, the Additional Assets or Additional Liabilities, are not properly in the possession or control of the Company (“Wrong Pocket Books and Records”), and therefore, in each case, is not properly owned or held or was not properly assumed, as applicable, by the appropriate Person (such Person or Persons, the “Right Pocket,” and the Person or Persons holding such Wrong Pocket Asset, Wrong Pocket Liability or Wrong Pocket Books and Records, the “Wrong Pocket”), except as a result of a transaction occurring after the Closing consented to in writing by the Right Pocket, the Parties shall, as applicable: (w) transfer and convey as promptly as reasonably practicable any right, title or interest in a Wrong Pocket Asset owned or held by it to the Right Pocket or shall cause any of their Affiliates owning or holding such right, title or interest in a Wrong Pocket Asset to transfer and convey as promptly as reasonably practicable such Wrong Pocket Asset to the Right Pocket, in each case for no additional consideration, (x) if the Wrong Pocket, cause the Wrong Pocket to hold its right, title and interest in and to the Wrong Pocket Asset in trust for the Right Pocket until such time as the transfer and conveyance is completed, (y) transfer and convey as promptly as reasonably practicable any Wrong Pocket Books and Records in its possession to the Right Pocket or shall cause any of their Affiliates in possession of such Wrong Pocket Books and Records to transfer and convey as promptly as reasonably practicable such Wrong Pocket Books and Records to the Right Pocket, and (z) if the Right Pocket, cause the Right Pocket to assume from the Wrong Pocket as promptly as reasonably practicable any Wrong Pocket Liability, in each case for no additional consideration.

(b)                The Parties acknowledge and agree that in connection with any transfer and conveyance contemplated by Section 4.19(a), (i) each shall and shall cause its Affiliates to fully cooperate with each other in connection therewith and (ii) all costs and expenses incurred in connection therewith shall be paid equally by Buyer and Seller.

(c)                For the avoidance of doubt, any receivables or payables between Seller, on the one hand, and Anheuser-Busch Sales of Hawaii, Inc. or any of its Affiliates, on the other hand, outstanding as of the Closing shall remain with such entities following the Closing.

4.20           Non-Solicitation; Non-Hire; Non-Compete; Non-Disparagement.

(a)                Buyer agrees that for the period commencing on the Closing Date and expiring on the two-year anniversary thereof none of Buyer, any of its Affiliates or any of their respective Representatives, will directly or indirectly hire, solicit, induce or otherwise encourage any employee located in the State of Hawaii employed in any sales or marketing divisions of Seller or any of its Affiliates (each, a “Seller Restricted Person”), to leave such employment or terminate such contractual relationship for employment by or the establishment of a contractual relationship with Buyer or any of its Affiliates; provided, however, that nothing in this Section 4.20(a) shall apply to any Seller Restricted Person who (i) has not been an employee of or independent contractor of Seller or any of its Affiliates (for the avoidance of doubt, excluding the Company) for at least 180 days or (ii) responds to general solicitations of employment not specifically directed toward the Seller Restricted Persons (which general solicitations are expressly permitted), in each of the foregoing clauses (i) and (ii), whom neither Buyer nor any of its Affiliates or respective Representatives, directly or indirectly, solicited, induced or otherwise encouraged to leave their position or employment or terminate their contractual arrangement (as applicable) prior to such 180 days or general solicitation, respectively.

(b)                Seller agrees that for the period commencing on the Closing Date and expiring on the three-year anniversary thereof neither Seller nor any of its Affiliates or any of their respective Representatives, will directly or indirectly hire, solicit, induce or otherwise encourage any employee located in the State of Hawaii employed in any sales or marketing divisions of the Company or any employee with a title of “Vice President” or a more senior title or position (each, a “Buyer Restricted Person”), to leave such employment or terminate such contractual relationship for employment by or the establishment of a contractual relationship with Seller or any of its Affiliates; provided, however, that nothing in this Section 4.20(b) shall apply to any Buyer Restricted Person who (i) has not been an employee of or independent contractor of Buyer, the Company or any of their respective Affiliates for at least 180 days or (ii) responds to general solicitations of employment not specifically directed toward the Buyer Restricted Persons (which general solicitations are expressly permitted), in each of the foregoing clauses (i) and (ii), whom neither Seller nor any of its Affiliates or respective Representatives, directly or indirectly, solicited, induced or otherwise encouraged to leave their position or employment or terminate their contractual arrangement (as applicable) prior to such 180 days or general solicitation, respectively.

(c)                Each Party agrees that, from the Closing Date until the date that is three years from the Closing Date, neither it nor any of its Affiliates or its or their senior executives shall, or shall encourage any other Person to, make any public disparaging or derogatory statement about the other Party; provided, however, that statements made in connection with any Action made in good faith shall not be a breach of this provision.

(d)                Seller agrees that for the period commencing on the Closing Date and expiring on the three-year anniversary thereof, neither Seller nor any of its Affiliates will (i) acquire any ownership interest in, or right to obtain any ownership interest in, any craft brewery principally operating in, founded in or which consumers would reasonably identify with the State of Hawaii, but excluding with respect to (A) existing businesses and interests (financial or otherwise) of Seller and/or its Affiliates as of the Closing Date, and (B) businesses and interest (financial or otherwise) that Seller or its Affiliates may directly or indirectly acquire in connection with a separate acquisition transaction on or after the Closing Date, but only if the craft brew operations of such business within the State of Hawaii, in the aggregate, represent no more than ten percent of the total revenues of all business operations acquired in such separate acquisition transaction (determined as of the date a definitive agreement with respect to such acquisition is entered into), or (ii) create a new alcoholic or non-alcoholic beer brand that consumers would reasonably view as originating from the State of Hawaii.

(e)                Seller acknowledges that on the terms and subject to the conditions set forth in this Agreement, as a result of the Transactions, Seller will receive direct and substantial economic benefit in exchange for the sale, assignment, transfer, conveyance and delivery of all of its direct and indirect ownership interests in the Company.

4.21           Intercompany Arrangements.

(a)                Seller shall, and shall cause its Affiliates to, take such action and make such payments as necessary so that, prior to or concurrently with the Closing and without any liability or other obligation of the Company following the Closing, the Company, on the one hand, and Seller and its Affiliates (other than the Company), on the other hand, shall settle, discharge, offset, pay, repay in full, capitalize, terminate, commute or extinguish all Intercompany Balances (collectively, the “Intercompany Balances Payoff”).

(b)                Except as otherwise contemplated in connection with this Agreement and the Transaction Documents, Seller shall, and shall cause its Affiliates to (i) take such action as necessary to terminate, prior to or concurrently with the Closing and without any liability or other obligation of the Company, all Intercompany Contracts and any other arrangements between the Company, on the one hand, and Seller and its Affiliates (other than the Company), on the other hand, and (ii) on or after the Closing, neither the Company nor Seller or any of its Affiliates (for the avoidance of doubt, other than the Company) shall have any rights or obligations arising thereunder.

4.22           Release.

(a)                Effective as of the Closing, each Party, on its own behalf and on behalf of its former, present and future Affiliates and its and their respective successors, assigns and Representatives (each, a “Releasing Party”), hereby unconditionally and irrevocably waives, releases, remises and forever discharges the other Party (and, additionally, with respect to Buyer, the Company), and each of their respective Representatives, Affiliates, successors and assigns, or any former, current or future Representatives or Affiliates of any of the foregoing (whether in such Person’s capacity as a member, equity holder, director, officer, employee or otherwise) from any and all claims, demands and causes of action, whether known or unknown, liquidated or contingent, relating to, arising out of or in any way connected with the dealings of the Company from the beginning of time through the Closing (the “Released Claims”); provided, however, that such release shall not operate to release any such Person (i) from any of the terms, conditions, or other provisions or obligations under this Agreement (including, for the avoidance of doubt, Section 4.23 or Article VII) or the Transaction Documents, or (ii) for rights, claims, liabilities, losses and other obligations arising under, related to or connected with any criminal acts of any Releasing Parties.

(b)                Each Party acknowledges that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Each Party acknowledges that such provisions are designed to protect a Party from waiving claims which it does not know exist or may exist. Nonetheless, each Party agrees that, effective as of the Closing, each Party shall be deemed to waive any such provision. Each Party further agrees that it shall not, nor permit any of the Releasing Parties to, (i) institute an Action based upon, arising out of, or relating to any of the Released Claims, (ii) participate, assist or cooperate in any such Action or (iii) encourage, assist and/or solicit any Third Party to institute any such Action.

4.23           Transition Planning. From and following the execution and delivery of this Agreement, Seller shall, and shall cause the Company to, use commercially reasonable efforts to develop a transition plan with Buyer, and following the development of any such plan, the Parties shall use their respective commercially reasonable efforts to execute such plan.

4.24           Tax Matters.

(a)                With the exception of Tax Returns for Transfer Taxes, which are addressed solely by Section 8.7, Seller shall, at its own cost and expense, prepare or cause to be prepared all Tax Returns for the Company for all Pre-Closing Tax Periods that are due on or before the Closing Date.

(b)                With the exception of Tax Returns for Transfer Taxes, which are addressed solely by Section 8.7, Buyer shall, at its cost and expense, prepare or cause to be prepared and file or cause to be filed all Tax Returns that have not been filed as of the Closing Date, that relate to a Pre-Closing Tax Period and that are due (taking into account extensions) after the Closing Date. All such Tax Returns shall be prepared consistent with the past practice of the Company, except as otherwise required by applicable Law. At least thirty days prior to the due date for each such Tax Return prepared by Buyer, Buyer shall submit such Tax Return to Seller for Seller’s review. If Seller objects, in good faith, to any item on any such Tax Return, Seller shall, within fifteen days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If such a written notice of objection is delivered to Buyer, Buyer and Seller shall negotiate in good faith and use their commercially reasonable efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten days after receipt by Buyer of such notice, then the disputed items shall be resolved by a mutually selected independent public accountant (the “Independent Accountant”), and any determination by the Independent Accountant shall be final, binding and non-appealable on the Parties absent manifest error or fraud (and in the event of such manifest error the determination shall be referred back to such Independent Accountant to correct the same). The Independent Accountant shall resolve any disputed items within ten days of having the item referred to it pursuant to such procedures as it may require or as promptly as practicable thereafter. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller.

(c)                If (i) a Governmental Authority asserts any audits or other Action with respect to Taxes against the Company and (ii) Seller is reasonably expected to be responsible for any portion of the related Taxes (any such audit or other Action, a “Tax Claim”), then the Party first receiving notice (whether directly, or indirectly through an Affiliate of such Party) of such Tax Claim shall promptly provide to the other Party a written notice specifying in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Governmental Authority in respect of such Tax Claim; provided, however, that the failure of such Party to give such prompt and detailed notice shall not relieve the other Party of any of its obligations under this Section 4.24(c), except if and only to the extent that the other Party is actually and materially prejudiced thereby. If, within ten days after Seller receives notice of a Tax Claim (whether from a Governmental Authority or pursuant to the first sentence of this Section 4.24(c)), Seller provides to Buyer a written notice in which Seller elects to contest, and to control the defense or prosecution of, such Tax Claim, then, subject to the provisions of this Section 4.24(c), Seller shall have the right to defend or prosecute and the right to control, at Seller’s cost and expense, such Tax Claim by all appropriate proceedings. For any such Tax Claim the defense or prosecution of which Seller elects to control (a “Seller Controlled Proceeding”), (A) Seller shall defend or prosecute the Tax Claim diligently and in good faith, (B) Seller shall not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, enter into any compromise or settlement of such Tax Claim that is reasonably expected to result in any material Tax for which Buyer or the Company would be responsible or otherwise materially adversely impact Buyer or the Company with respect to a taxable period that ends after the Closing Date, (C) Seller shall inform Buyer of all material developments and events relating to such Tax Claim (including providing to Buyer copies of relevant portions of all written materials relating to such Tax Claim), (D) the Parties shall cooperate with each other and each Party’s Representatives in good faith in order to contest effectively such Tax Claim and (E) Buyer and its Representatives shall be entitled, at the expense of Buyer, to attend and participate in all conferences, meetings and proceedings relating to such Tax Claim. Buyer shall have the right to control all Tax Claims (other than a Seller Controlled Proceeding); provided that (v) Buyer shall defend or prosecute the Tax Claim diligently and in good faith, (w) Buyer shall inform Seller of all material developments and events relating to such Tax Claim (including providing to Seller copies of relevant portions of all written materials relating to such Tax Claim), in each case, with respect to any issues in such Tax Claim for which Seller is reasonably expected to have a liability or other obligation pursuant to this Agreement, (x) the Parties shall cooperate with each other and each Party’s Representatives in good faith in order to contest effectively such Tax Claim, (y) Seller and its Representatives shall be entitled, at Seller’s cost and expense, to attend and participate in all conferences, meetings and proceedings with respect to any issues in such Tax Claim for which Seller is reasonably expected to have a liability or other obligation pursuant to this Agreement and (z) Buyer shall not, without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, enter into any compromise or settlement of any issues in such Tax Claim for which Seller is reasonably expected to be responsible.

(d)                Seller shall be entitled to any refunds of or reductions from Taxes (whether in the form of cash received or a credit against Taxes otherwise payable) actually received by the Company or any of its Affiliates in respect of the Pre-Closing Tax Period or in respect of the portion of any Straddle Period that ends on and includes the Closing Date. Buyer shall cause the Company and its Affiliates to use commercially reasonable efforts to obtain any such refunds to which the Company or any of its Affiliates may be entitled, and shall promptly deliver to Seller any such refunds, after deducting any costs or Taxes incurred in connection with obtaining and receiving the refund.

(e)                Any payment made pursuant to this Section 4.24 shall, for Tax purposes, be deemed to be adjustments to the Purchase Price, to the maximum extent permitted by Law.

4.25           Transaction Documents. After the Execution Date, but prior to the Closing Date, Buyer and Seller shall negotiate in good faith any missing terms of the Transaction Documents, which each shall be substantially in the form set forth on Exhibits C, D, E and F, as the case may be. At the Closing, each of the Parties shall and shall cause each of its Affiliates that will be a party to a Transaction Document to execute and deliver each such Transaction Document it will be a party to and each Party shall fully cooperate in causing any other Person that will be a party to a Transaction Document to execute and deliver each such Transaction Document (it being understood that each Transaction Document, shall be executed and delivered at the Closing in the form of each such Transaction Document attached hereto as an Exhibit with only such ministerial additions, deletions and modifications as necessary to complete any missing terms contemplated by the form to be completed by the parties to such Transaction Document or to correct any scrivener’s error in the form of a Transaction Document).

4.26           Insurance Policies. With respect to any Insurance Policies, for claims of the Company that occur prior to the Closing Date, from and after the Closing, Seller will use commercially reasonable efforts to continue to provide, and to cause its Subsidiaries to continue to provide, the Company with access to such Insurance Policies and shall reasonably cooperate with the Company and take commercially reasonable actions as may be necessary or advisable to assist the Company in submitting, and to provide reasonable support with respect to, such pre-Closing claims to which such Insurance Policies are responsive.

4.27           Notification of Certain Matters; No Agreement to Sell. Seller shall keep Buyer reasonably informed of the status of any material discussions or negotiations with any Person (other than Buyer) concerning any purchase of the Equity Interests or the business of the Company, or any material portion thereof, through the purchase of equity securities, merger, sale of substantial assets, reinsurance or other similar transaction. Seller shall not enter into any such agreement with any Person (other than Buyer) prior to the termination of this Agreement in accordance with Section 6.1.

4.28           Sublease Costs. Upon the earlier of (i) the Closing and (ii) the date upon which such amounts are required to be deposited pursuant to Section 2 of the Brewery Sublease Amendment, Seller shall deposit, or cause to be deposited, the amounts required to be so deposited pursuant to Section 2 of the Brewery Sublease Amendment, as set forth therein.

4.29           Permits. Prior to the Closing, Seller shall, and shall cause the Company to, use its reasonable best efforts to take the pre-Closing actions necessary in order to file any applications or submit any notices that may be filed or submitted by Seller or the Company prior to the Closing with the relevant Governmental Entities with respect to any Required Permits as required by applicable Law (including, for avoidance of doubt, with respect to any food establishment Permits). Without limiting the foregoing, Seller and Buyer shall use reasonable best efforts to cooperate with each other, provide to the other any reasonably necessary information about itself or its Affiliates (to the extent permitted by applicable Law) and use (and shall cause their respective Affiliates to use), as applicable and taking account the first sentence of this Section 4.29, their respective reasonable best efforts to file any applications or submit any notices with the relevant Governmental Entities with respect to any Required Permits as required by applicable Law (including, for avoidance of doubt, with the food establishment Permits). For the avoidance of doubt, this Section 4.29 (Permits) shall not apply with respect to any Permits relating to the New Brewery, which are addressed in Section 4.5 (New Brewery Completion) and Exhibit G.

4.30           Further Assurances. The Parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transactions.

Article V

Conditions

5.1               Conditions to Each Party’s Obligation to Consummate the Transactions. The obligation of each Party to consummate the Transactions is subject to the satisfaction or, to the extent permitted by applicable Law, waiver in writing by Buyer and Seller, at or prior to the Closing, of each of the following conditions:

(a)                Orders. No Governmental Authority of competent jurisdiction shall have enacted, enforced, entered, issued or promulgated any Order or Law (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(b)                ABC Closing. The ABC Closing shall have occurred.

5.2               Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Transactions is also subject to the satisfaction or, to the extent permitted by applicable Law, waiver in writing by Buyer at or prior to the Closing of the following conditions:

(a)                Representations and Warranties of Seller.

(i)                 The representation and warranty of Seller set forth in Section 2.6(b) (Absence of Certain Changes) shall be true and correct in all respects as of the Execution Date and as of the Closing as though made as of such date and time.

(ii)               The representations and warranties that are Seller Fundamental Representations and that are qualified by materiality qualifiers (including limitations as to “materiality” or “Material Adverse Effect” or limitations of similar import) shall be true and correct in all respects as of the Execution Date and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date).

(iii)             The representations and warranties that are Seller Fundamental Representations and that are not qualified by materiality qualifiers (including limitations as to “materiality” or “Material Adverse Effect” or limitations of similar import) shall be true and correct in all material respects as of the Execution Date and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date).

(iv)              The representations and warranties of Seller set forth in Article II (other than those referred to in Sections 5.2(a)(i) and 5.2(a)(ii)) shall be true and correct (without giving effect to any materiality qualifiers, including “Material Adverse Effect”, contained therein) as of the Execution Date and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failure of any such representation and warranty to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                Performance of Obligations of Seller. Seller shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date.

(c)                Closing Certificate. Buyer shall have received at the Closing a certificate signed on behalf of Seller by a duly authorized officer of Seller (solely in his or her capacity as such and not in his or her personal capacity, and without personal liability), certifying that the conditions set forth in Sections 5.2(a) and 5.2(b) have been satisfied.

(d)                Other Deliverables. Seller shall have delivered, or caused to be delivered, the agreements and documents required to be delivered at or prior to the Closing pursuant to Section 1.3(a).

5.3               Conditions to Obligations of Seller. The obligation of Seller to consummate the Transactions is also subject to the satisfaction or waiver in writing by Seller at or prior to the Closing of the following conditions:

(a)                Representations and Warranties of Buyer.

(i)                 The representations and warranties of Buyer set forth in Section 3.1 (Organization, Good Standing and Qualification) and Section 3.2 (Authority; Approval) shall be true and correct in all material respects as of the Execution Date and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date).

(ii)               The other representations and warranties of Buyer contained in Article III shall be true and correct (without giving effect to any materiality qualifiers contained therein) as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failure of any such representation and warranty to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the Transactions.

(b)                Performance of Obligations of Buyer. Buyer shall have performed and complied with each of the covenants required to be performed by it under this Agreement on or prior to the Closing Date in all material respects.

(c)                Closing Certificate. Seller shall have received at the Closing a certificate signed on behalf of Buyer by a duly authorized officer of Buyer (solely in his or her capacity as such and not in his or her personal capacity, and without personal liability), certifying that the conditions set forth in Sections 5.3(a) and 5.3(b) have been satisfied.

(d)                Other Deliverables. Buyer shall have delivered, or caused to be delivered, the agreements and documents required to be delivered at or prior to the Closing pursuant to Section 1.3(b).

5.4               Frustration of Closing Conditions. A Party may not rely on the failure of any condition set forth in Sections 5.1, 5.2 or 5.3, as the case may be, to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement.

Article VI

Termination

6.1               Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                by written agreement of Buyer and Seller;

(b)                by either Buyer or Seller, by giving written notice of such termination to the other Party, if:

(i)                 the ABC Merger Agreement is terminated in accordance with the terms;

(ii)               the Transactions shall not have been consummated by 5:00 p.m. (New York time) on November 11, 2020 (the “Outside Date”); provided, however, that if the ABC Outside Date is extended pursuant to Section 8.1(b) of the ABC Merger Agreement, then the Outside Date shall automatically extend until such extended ABC Outside Date; provided, further, that Seller shall promptly (and in any event within two Business Days of receipt or delivery of such notice) provide a copy to Buyer of any written notice delivered to or received by Seller pursuant to Section 8.1(b) of the ABC Merger Agreement; or

(iii)             any court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated or entered any Order that enjoins or otherwise prohibits consummation of the Transactions and such Order shall become final and non-appealable;

(c)                by Seller, by giving written notice of such termination to Buyer, if:

(i)                 Seller is notified by the DOJ that (A) Buyer is not an acceptable buyer of the Company, (B) this Agreement is not an acceptable manner of divesting the Company (in the case of clause (B), only after Seller and Buyer have reasonably sought to modify this Agreement to satisfy DOJ staff, consistent with their obligations pursuant to Section 4.4), or (C) a divestiture is not an acceptable remedy in order to obtain regulatory clearance of the ABC Merger;

(ii)               there has been a breach by Buyer of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue or incorrect following the Execution Date, in either case such that any condition set forth in Sections 5.3(a) or 5.3(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the then-applicable Outside Date, has not been cured within the earlier of (A) sixty days after the giving of notice thereof by Seller to Buyer describing such breach or failure in reasonable detail and stating Seller’s intention to terminate this Agreement and abandon the Transactions or (B) three Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement and abandon the Transaction pursuant to this Section 6.1(c)(ii) shall not be available to Seller if it is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement or if Buyer has the right to terminate this Agreement pursuant to Section 6.1(d); or

(d)                by Buyer, by giving written notice of such termination to Seller, if there has been a breach by Seller of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue or incorrect following the Execution Date, in either case such that any condition set forth in Sections 5.2(a) or 5.2(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the then-applicable Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) sixty days after the giving of notice thereof by Buyer to Seller describing such breach or failure in reasonable detail and stating Buyer’s intention to terminate this Agreement and abandon the Transactions or (ii) three Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement and abandon the Transactions pursuant to this Section 6.1(d) shall not be available to Buyer if it is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement or if Seller has the right to terminate this Agreement pursuant to Section 6.1(c)(ii).

6.2               Notice of Termination; Effect of Termination and Abandonment.

(a)                In the event that Seller or Buyer intends to terminate this Agreement and abandon the Transactions pursuant to Section 6.1, Seller or Buyer, as applicable, shall give written notice to the other Party specifying the provision or provisions of this Agreement pursuant to which such termination and abandonment is intended to be effected.

(b)                Except to the extent provided in Section 6.2(c) or 6.2(e), in the event of termination of this Agreement pursuant to this Article VI, this Agreement shall become void and of no effect with no Liability to any Person on the part of any Party (or of any of its Representatives or Affiliates); provided, however, that (i) no such termination shall relieve any Party of any Liability or damages to the other Party resulting from actual (but not constructive) fraud or any willful or material breach of this Agreement and (ii) the provisions set forth in this Section 6.2, Article VIII and the Confidentiality Agreements shall survive the termination of this Agreement in accordance with its terms.

(c)                In the event this Agreement is terminated and the transactions contemplated by this Agreement are abandoned pursuant to this Article VI, (i) by Buyer or Seller pursuant to Section 6.1(b)(i), 6.1(b)(ii) or 6.1(b)(iii) and at the time of such termination, Seller would not otherwise be permitted to terminate this Agreement pursuant to Section 6.1(c)(ii), (ii) by Seller pursuant to Section 6.1(c)(i) or (iii) by Buyer pursuant to Section 6.1(d) as a result of a breach by Seller of any covenant or agreement of Seller set forth in this Agreement, then Seller shall pay or cause to be paid to Buyer the Expense Reimbursement by wire transfer of immediately available funds within five Business Days following the date that Buyer has provided reasonable verification of its reasonable and documented out-of-pocket costs and expenses in connection with this Agreement and the Transactions to Seller; provided that if this Agreement is terminated by Seller pursuant to Section 6.1(c)(i) or terminated by Seller or Buyer pursuant to Section 6.1(b)(i), 6.1(b)(ii) or 6.1(b)(iii), in each case, because Seller is notified by the DOJ that Buyer is not an acceptable buyer of the Company, then the Expense Reimbursement shall be in an amount not to exceed $375,000.

(d)                In the event (i) Seller enters into an agreement with a Third Party for the sale of the Equity Interests, all or substantially all of the assets of the Company to such Third Party or similar transaction resulting in Seller or its affiliates no longer owning the Equity Interests or substantially all of the assets of the Company (an “Alternative Agreement”), (ii) Seller’s entry into such Alternative Agreement was in breach of Section 4.27, (iii) following such entry into the Alternative Agreement, this Agreement is terminated and the transactions contemplated by this Agreement are abandoned by either Buyer or Seller, (iv) the aggregate purchase price for such sale is greater than $16,000,000, including any “earnout” or other deferred consideration, and (v) at the time of Seller’s entry into the Alternative Agreement, the ABC Merger Agreement has not been terminated, then Seller shall pay or cause to be paid to Buyer an amount equal to the difference between the aggregate purchase price for such sale, minus $16,000,000 (the “Seller Termination Fee”), by wire transfer of immediately available funds within five Business Days following Seller’s entry into such agreement.

(e)                The Parties acknowledge and agree that (i) in no event shall Seller be required to pay the Expense Reimbursement or the Seller Termination Fee on more than one occasion, (ii) the agreements set forth in this Section 6.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other Parties would not enter into this Agreement and (iii) notwithstanding anything to the contrary set forth in this Agreement, in the event that the Expense Reimbursement or Seller Termination Fee becomes payable by, and is paid or caused to be paid by, Seller, such fee shall be Buyer’s sole and exclusive remedy for monetary damages or other relief (including specific performance) pursuant to this Agreement; provided, however, that any such payment shall not relieve Seller of any liability or damages incurred or suffered by Buyer to the extent such liability or damages were the result of or arise out of any actual (but not constructive) fraud or any willful breach of this Agreement (including with respect to breaches of this Agreement pursuant to which the Expense Reimbursement or Seller Termination Fee shall have become or becomes payable pursuant to this Section 6.2(e)).

Article VII

Indemnification

7.1               Survival. The Parties acknowledge and agree that the survival periods set forth in this Section 7.1 are contractual statute of limitations and if an Action with respect to such representations and warranties or covenants and agreements shall have been made prior to such expiration of its or their survival dates in compliance with this Article VII, then such Action shall not thereafter be barred by the expiration of such survival period and shall survive solely for purposes of such Action and only until a final determination thereof and agree that:

(a)                the representations and warranties set forth in Section 2.18 (Taxes) shall terminate and be without any further effect immediately following the time of the Closing on the Closing Date;

(b)                the representations and warranties set forth in Section 2.19 (Intellectual Property) shall survive the Closing until the nine-year anniversary of the Closing Date, whereupon they shall terminate and be without any further effect;

(c)                the Seller Business Representations (other than the representations and warranties set forth in Section 2.19 (Intellectual Property)) shall survive the Closing until the four-year anniversary of the Closing Date, whereupon they shall terminate and be without any further effect;

(d)                the Seller Fundamental Representations shall survive the Closing until the nine-year anniversary of the Closing Date, whereupon they shall terminate and be without any further effect;

(e)                other than (i) the representations and warranties set forth in Sections 2.27 (No Other Representations or Warranties) and 3.9 (No Other Representations or Warranties), which shall survive the Closing indefinitely and (ii) the representations and warranties covered by Sections 7.1(a), 7.1(b), 7.1(c) and 7.1(d), the representations and warranties set forth in this Agreement shall survive the Closing until the date which is two years following the Closing Date, whereupon they shall terminate and be without any further effect;

(f)                 the covenants and other agreements (other than representations and warranties, which are covered by Sections 7.1(a), 7.1(b), 7.1(c), 7.1(d) and 7.1(e)) that are contemplated by this Agreement to be performed at or prior to the Closing shall survive the Closing until the date which is one year following the Closing Date, whereupon they shall terminate and be without any further effect;

(g)                other than Section 4.24 (Tax Matters) and Section 7.2(a)(iv), which shall survive the Closing until thirty days after the expiration of the applicable statute of limitations (including all applicable periods of extension) with respect to any claim arising thereunder, the covenants and other agreements (other than representations and warranties, which are covered by Sections 7.1(a), 7.1(b), 7.1(c), 7.1(d) and 7.1(e)) that are contemplated by this Agreement to be performed following the Closing shall survive for the period for the performance thereof expressly set forth in such covenant or other agreement, and thereafter shall expire ninety days after such period for performance, and no claim shall be made in respect thereof following such date; and

(h)                no Party shall have any Liability or other obligation of any nature (whether in contract or in tort, in law or in equity or otherwise) with respect to any representation, warranty, covenant or other agreement set forth in this Agreement after the expiration of such representation, warranty, covenant or other agreement; provided, however, that if a proper Claim Notice is delivered by Buyer in good faith (on behalf of itself or another Buyer Indemnified Party) or Seller in good faith (on behalf of itself or another Seller Indemnified Party), as applicable, prior to the end of such applicable survival period, in each case pursuant to the provisions of this Article VII, then such provisions and the claim(s) specified therein shall survive until final resolution thereof in accordance with the terms hereof.

7.2               Indemnification by Seller.

(a)                Following the Closing until the applicable survival dates provided in Section 7.1, Seller shall indemnify and hold harmless Buyer and its Affiliates (including, for the avoidance of doubt, following the Closing, the Company) and their respective directors, managers, officers, successors and permitted assigns, in each case, in their capacity as such (each, a “Buyer Indemnified Party”), for, from and against all Losses actually incurred or suffered by any of the Buyer Indemnified Parties, to the extent arising out of:

(i)                 the breach by Seller of any covenant or obligation of Seller contained in this Agreement;

(ii)                the Excluded Liabilities;

(iii)               the breach by Seller of any representations and warranties set forth in Article II and the references thereto in the certificate contemplated by Section 5.2(c); provided that for purposes of this Section 7.2(a)(iii), any qualifications relating to materiality, such as the terms “material” and “Material Adverse Effect” contained in such representation or warranty (except with respect to the term “Material Contract” and except with respect to the representations and warranties set forth in Sections 2.6, 2.7, 2.10(a), 2.11(a), 2.13(a) and 2.25 and the last sentence of Section 2.15(a)) shall be disregarded for purposes of determining whether such representation and warranty was breached or the quantity of such Losses; or

(iv)              any Indemnified Taxes.

(b)                Limitations.

(i)                 Seller shall not have any Liability in respect of any Losses pursuant to Section 7.2(a)(iii) (other than Losses arising out of any breach of any Seller Fundamental Representation or Seller Business Representation), (A) unless the aggregate for all such Losses for which Seller would otherwise be liable, plus Losses arising out of a breach of any Seller Business Representation, exceeds an amount equal to the applicable Threshold, in which event Seller shall be liable for all such Losses, including any below the applicable Threshold, (B) that arise from any individual item, occurrence, circumstance, act or omission (or series of related items, occurrences, circumstances, acts or omissions) unless and until the aggregate amount of Losses resulting therefrom exceeds the Per Claim Amount (other than Losses arising out of any breach of Section 2.7, which shall not be so subject to the Per Claim Amount), nor shall any Losses excluded pursuant to this clause (B) be taken into account for purposes of determining whether the applicable Threshold has been exceeded in respect of claims pursuant to Section 7.2(a)(iii) made by Buyer Indemnified Parties and (C) to the extent the aggregate amount of any such Losses exceeds the Cap Amount.

(ii)               Seller shall not have any Liability in respect of any Losses pursuant to Section 7.2(a)(iii) with respect to any Seller Business Representation, (A) unless the aggregate for all such Losses for which Seller would otherwise be liable, plus Losses pursuant to Section 7.2(a)(iii) (other than Losses arising out of any breach of any Seller Fundamental Representation), exceeds an amount equal to the applicable Threshold, in which event Seller shall be liable for all such Losses, including any below the applicable Threshold, (B) that arise from any individual item, occurrence, circumstance, act or omission (or series of related items, occurrences, circumstances, acts or omissions) unless and until the aggregate amount of Losses resulting therefrom exceeds the Per Claim Amount, nor shall any Losses excluded pursuant to this clause (B) be taken into account for purposes of determining whether the applicable Threshold has been exceeded in respect of claims pursuant to Section 7.2(a)(iii) made by Buyer Indemnified Parties, and (C) to the extent the aggregate amount of any such Losses exceeds the Business Representation Cap Amount.

(iii)             In no event shall Seller be required to indemnify any Buyer Indemnified Party in respect of any Losses pursuant to Sections 7.2(a)(i), 7.2(a)(iii) and 7.2(a)(iv) to the extent the cumulative aggregate amount of any such Losses exceeds the Aggregate Cap.

7.3               Indemnification by Buyer. Following the Closing until the applicable survival dates provided in Section 7.1, Buyer shall indemnify and hold harmless Seller and its Affiliates and their respective directors, managers, officers, successors and permitted assigns, in each case, in their capacity as such (each, a “Seller Indemnified Party”), for, from and against all Losses actually incurred or suffered by any of the Seller Indemnified Parties to the extent arising out of:

(a)                the breach of any covenant or obligation of Buyer contained in this Agreement;

(b)                any Taxes that are not Indemnified Taxes;

(c)                the Additional Liabilities; or

(d)                the breach by Buyer of any representations and warranties set forth in Article III and the references thereto in the certificate contemplated by Section 5.3(c).

7.4               Claim Procedures.

(a)                Except with respect to Tax Claims, which are covered solely under Section 4.24, in order for a Buyer Indemnified Party or a Seller Indemnified Party (any of them, an “Indemnified Party”) to duly make a valid claim under Section 7.2 or Section 7.3, the Indemnified Party must (promptly, but in no event more than twenty Business Days following the first date following the Closing Date on which such Indemnified Party has knowledge of facts, matters or circumstances from which it is reasonably apparent that such an occurrence is likely to have occurred) provide written notice to Seller (for claims made by Buyer Indemnified Parties) or to Buyer (for claims made by Seller Indemnified Parties) (the recipient of such notice, the “Indemnifying Party”), which notice shall set forth a description in reasonable detail of the occurrence(s) specified in Section 7.2 or Section 7.3 which the Indemnified Party alleges to have occurred, a description of the facts and circumstances giving rise to such occurrences, the amount or the estimated amount of Losses actually incurred or suffered as a result thereof, and a description of any other remedy sought in connection therewith, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided that the Indemnified Party may delay delivery of any Claim Notice until the date that the Additional Consideration is finally determined pursuant to Section 1.1(b) so long as such delay does not materially prejudice the Indemnifying Party’s defense or resolution of such claim; provided, further, that the failure of an Indemnified Party to provide a Claim Notice in a timely manner shall not relieve the Indemnifying Party of its obligations under this Article VII except to the extent that the Indemnifying Party’s defense or resolution of such claim has been materially prejudiced by such failure. The Indemnified Party shall cooperate with and provide to the Indemnifying Party such information under the Indemnified Party’s control as the Indemnifying Party may reasonably request for the purposes of determining the validity of the allegations made in the Claim Notice and shall keep the Indemnifying Party fully and promptly informed of factual and procedural developments (including additional information which may come under the Indemnified Party’s control) in connection therewith. The Indemnifying Party and the Indemnified Party shall use commercially reasonable efforts to avoid production of Confidential Information (consistent with applicable Law) to third parties and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work product privileges.

(b)                Except with respect to Tax Claims, which are covered solely under Section 4.24, in the event the Claim Notice results from any Action asserted or threatened against the Indemnified Party by a Third Party (a “Third Party Claim”), notwithstanding anything to the contrary in Section 7.4(a):

(i)                 The Indemnified Party shall provide the Claim Notice to the Indemnifying Party not later than the twentieth Business Day following the Indemnified Party’s receipt of the Third Party Claim, and in any event not later than the tenth Business Day preceding the date by which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding; provided that if either such Business Day occurs on or prior to the Closing Date, the Claim Notice shall be timely provided if it is provided not later than the Business Day following the Closing Date.

(ii)               During the period ending on the earlier of the thirtieth calendar day following the Indemnifying Party’s receipt of the Claim Notice and the fifth calendar day preceding the date on which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding, the Indemnifying Party shall be entitled to notify the Indemnified Party of its election to assume and control the defense of the Third Party Claim; provided that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party.

(A)              In the event that the Indemnifying Party duly and timely makes such election, the Indemnifying Party shall defend the Indemnified Party by appropriate proceedings and shall have the sole power (as between the Indemnifying Party and the Indemnified Party and their respective Affiliates) to direct and control such defense and the settlement, arbitration, litigation and appellate strategy relating to the Third Party Claim. The Indemnified Party shall be entitled but not obligated to participate in any such defense and to employ separate counsel of its choosing for such purpose; provided that the fees and expenses shall be borne by the Indemnified Party and shall not be recoverable from such Indemnifying Party under this Section 7.4. If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall be entitled to settle such claims; provided that, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle, compromise or cease to defend such Third Party Claim if such settlement, compromise or cessation would result in: (u) the settlement amount exceeding the Cap Amount, Business Representation Cap Amount or the Aggregate Cap, as applicable; (v) any monetary Liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party; (w) the imposition of a consent Order that would materially restrict the future activity or conduct of the Indemnified Party or any of its Affiliates in any material respect; (x) a finding or admission of a material violation of a material Law by the Indemnified Party or any of its Affiliates; (y) a finding or admission that would have a material and adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates; or (z) any material non-monetary condition or obligation being imposed on any Indemnified Party or any of its Affiliates.

(B)              If the Indemnifying Party does not duly and timely make such election, the Indemnified Party shall be entitled but not obligated (subject to Section 7.7 ( Minimizing and Mitigating Losses)) to notify the Indemnifying Party of its election to assume and control such defense from the Indemnifying Party, whereupon the Indemnified Party and not the Indemnifying Party shall have the powers described in the first sentence of Section 7.4(b)(ii)(A); provided that the Indemnified Party’s right to be indemnified, held harmless and reimbursed in respect of the Third Party Claim shall not otherwise be affected by such election; provided, further, that the Indemnified Party may not settle any such matter without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed) if the Indemnified Party is seeking or will seek indemnification hereunder with respect to such matter. Notwithstanding anything in the foregoing to the contrary, the Indemnifying Party shall have no Liability with respect to a Third Party Claim settled without its prior written consent.

(iii)             The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate investigation and defense of all Third Party Claims, including by providing reasonable access to each other’s relevant business records, documents and employees, for purposes of investigation, document production, testimony and otherwise. The Indemnified Party and the Indemnifying Party shall keep each other reasonably and promptly informed with respect to the status of all Third Party Claims and shall deliver to each other copies of all material written notices and documents (including court papers) received by the other that relate to any Third Party Claims. The Person controlling the defense of a Third Party Claim shall in good faith allow the Indemnifying Party or Indemnified Party, as the case may be, to make comments to the materials filed or submitted in such defense, and shall consider such comments in good faith.

(iv)              All reasonable and documented out-of-pocket legal fees, costs and expenses actually incurred or suffered by the Indemnifying Party and the Indemnified Party in connection with investigating and defending, and cooperating in the investigation and defense of, the Third Party Claim (“Third Party Claim Expenses”) shall be paid as follows:

(A)              Any Third Party Claim Expenses actually incurred or suffered by the Indemnified Party (x) prior to or in the absence of the due and timely making of the election described in Section 7.4(b)(ii)(A), (y) under the circumstances described in Section 7.4(b)(ii)(B) or (z) in compliance with Section 7.4(b)(iii), shall constitute Losses for which the Indemnified Party shall be entitled to be reimbursed if the Indemnified Party is determined pursuant to a Final Determination to be entitled to be indemnified, held harmless and reimbursed pursuant to this Article VII in respect of the Third Party Claim.

(B)              Third Party Claim Expenses actually incurred or suffered by the Indemnifying Party shall be reimbursed by the Indemnified Party if the Indemnified Party is determined pursuant to a Final Determination not to be entitled to be indemnified, held harmless and reimbursed pursuant to this Article VII in respect of the Third Party Claim.

(C)              Third Party Claim Expenses not addressed by Sections 7.4(b)(iv)(A) or (B) shall be paid by the Person by which they were incurred.

7.5               Losses and Recoveries.

(a)                Consequential Damages. No Indemnified Party shall be entitled to be indemnified, held harmless or reimbursed pursuant to this Article VII in respect of, and Losses shall not include, any (i) consequential, indirect or speculative damages or (ii) punitive or special damages, except (x) in each case of clauses (i) and (ii), to the extent such damages are awarded by a court of competent jurisdiction to a Third Party pursuant to a Third Party Claim as determined by a Final Determination in connection therewith, or (y) in the case of consequential damages, if, pursuant to a Final Determination, the Indemnified Party shall have established (A) that such damages were reasonably foreseeable to the Indemnifying Party as of the Execution Date and (B) the amount of such damages with reasonable certainty (taking into account Section 3.9(b), Section 3.9(c) and Section 8.5).

(b)                Insurance. In calculating the amount of any Loss, the proceeds actually received (for the avoidance of doubt, net of any costs and expenses incurred by the Indemnified Party with respect to such recovery, and net of any Taxes incurred on receipt of any such proceeds) by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, in each case relating to the matters described in the Claim Notice, shall be deducted, except to the extent that the adjustment itself would excuse, exclude or limit the coverage of all or part of such Loss. The Indemnified Party shall use commercially reasonable efforts to recover any such insurance or other proceeds from third parties to the same extent such Indemnified Party would recover such proceeds if such Losses were not subject to indemnification hereunder. In the event that, after having complied with the preceding sentence, an Indemnified Party still has any rights against a Third Party with respect to any occurrence, claim or Loss that results in a payment by an Indemnifying Party under this Article VII, such Indemnifying Party shall be subrogated to such rights to the extent of such payment; provided that until the Indemnified Party recovers full payment of the Loss associated with such payment, any and all claims of the Indemnifying Party against any such Third Party on account of said indemnity payment are hereby expressly made subordinate and subject in right of payment to the Indemnified Party’s rights against such Third Party. Each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.

(c)                Taxes. In calculating the amount of any Loss, there shall be deducted an amount equal to any net Tax benefit the Person claiming such Loss for Tax purposes actually realized in the year the relevant Loss was incurred.

(d)                Reimbursement. If an Indemnified Party recovers an amount from a Third Party in respect of a Loss after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article VII, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the Third Party in respect thereof, less (ii) the full amount of the Loss plus any actual reasonable and documented costs or expenses incurred in connection with securing or obtaining such amount from the Third Party in respect of such Loss.

(e)                Contingent Liabilities. No Indemnifying Party shall be liable under this Article VII in respect of any Loss which is contingent unless and until such contingent Loss becomes an actual Liability and is due and payable; provided that this Section 7.5(e) shall not limit the ability of any Indemnified Party to submit a Claim Notice.

(f)                 No Double Recovery. No Indemnified Party shall be entitled to recover more than once in respect of the same Loss (notwithstanding that such Loss may result from more than one of the occurrences specified in Sections 7.2 or 7.3 or under any exhibit hereto or of the Transaction Documents, as the case may be); provided that, for the avoidance of doubt, no expense for which Seller has borne the cost pursuant to Paragraph G of Exhibit G shall be considered in determining the amount of any Loss.

(g)                Set-Off Right. Buyer shall have the right to set off any Losses to which Buyer or any other Buyer Indemnified Party is entitled under this Article VII against the Deferrable Consideration, whether or not the Deferrable Consideration is actually due and payable to Seller pursuant to Section 1.1(b)(i) at the time of such set-off; provided that if the amount of the Deferrable Consideration is less than the amount of any Losses that Buyer set off against the Deferrable Consideration, Seller shall promptly pay to Buyer or the Buyer Indemnified Parties the amount of such Losses pursuant to Section 7.6(a). Notwithstanding the foregoing, Buyer shall have no right to set-off, offset or otherwise recoup in good faith any Losses to which Buyer, or any other Buyer Indemnified Party, is entitled under this Article VII against any other amounts owed by Buyer to Seller, whether under this Agreement, including the Base Consideration or any portion of the Additional Consideration other than the Deferrable Consideration, or any other Transaction Document, and any such actions taken by Buyer, or by one of its Affiliates on behalf of Buyer, shall constitute a breach of Buyer’s obligations under this Agreement and shall be construed as a limitation of Buyer’s other remedies, including the right to recover any deficiency or pursue other legal or equitable relief.

(h)                New Brewery Completion Metrics. Notwithstanding anything to the contrary set forth herein, other than as set forth in Section 7.8(a), any claims for Losses by any Buyer Indemnified Parties arising out of, relating to or in connection with the New Brewery Completion Metrics not being achieved on or prior to the New Brewery Completion End Date shall be exclusively governed by Paragraph C of Exhibit G.

7.6               Payments.

(a)                The Indemnifying Party shall pay to the Indemnified Party the amount of any Loss for which it is liable hereunder, in immediately available funds, to an account specified by the Indemnified Party no later than (i) with respect to Third Party Claims, five Business Days following any Final Determination of the claims set forth in the related Claim Notice, and (ii) with respect to direct claims, thirty days following the Indemnifying Party’s receipt of the related Claim Notice (the “Indemnity Payment Date”); provided that if Seller objects to the substance or amount of any claim set forth in a Claim Notice and a Final Determination is made in favor of Buyer or a Buyer Indemnified Party, then upon such Final Determination, Seller shall pay to Buyer or such Buyer Indemnified Party the amount of any Loss for which it is liable hereunder in respect of such claims set forth in the related Claim Notice, as determined by such Final Determination, together with interest on the amount of the Loss at the rate of five percent per annum from the Indemnity Payment Date through the actual date of payment; provided, further, that, for the avoidance of doubt, neither Party shall have any liability to the other Party for attorneys’ fees and expenses relating to any dispute concerning the Claim Notice, regardless of the resolution of such dispute.

(b)                Notwithstanding anything to the contrary set forth in this Article VII, in the event Seller shall have satisfied its payment obligations under Section 7.6(a) with respect to a Claim Notice prior to the final determination of the Additional Consideration pursuant to Section 1.1(b), and thereafter a final determination of the Additional Consideration is made and pursuant to such final determination the Additional Consideration equals an amount greater than zero, if the amount payable to such Buyer Indemnified Party by Seller pursuant to Section 7.6(a) with respect to such Claim Notice would have been an amount greater than the amount actually paid if such final determination of the Additional Consideration would have been made prior to Seller’s satisfaction of such obligations under Section 7.6(a) (the difference between (i) the amount actually so previously paid and (ii) such greater amount, the “Make Up Payment”), within ten Business Days of such final determination of the Additional Consideration, Seller shall pay to the applicable Buyer Indemnified Party an amount equal to the Make Up Payment.

(c)                All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 7.2 or Section 7.3 shall be treated as adjustments to the Purchase Price for Tax purposes to the maximum extent allowable pursuant to applicable Law.

7.7               Minimizing and Mitigating Losses. Each Indemnified Party shall take all reasonable actions to minimize and mitigate any indemnifiable Loss (including by taking any reasonable actions requested by the Indemnifying Party, but such Indemnified Party will not have a duty to incur any material costs in connection with the foregoing, and any out-of-pocket costs incurred by such Indemnified Party in connection with such mitigation shall constitute Losses that may be recovered by such Indemnified Party), and if the Indemnified Party fails to do so, the Indemnifying Party shall have no Liability for any portion of such Loss that reasonably could have been avoided had the Indemnified Party so complied.

7.8               Exclusive Remedies and No Rights Against Nonparties.

(a)                Following the Closing, no Party shall assert against any other Party any claim, cause of action, right or remedy, or any Action, relating to this Agreement, the Transactions or any document or instrument delivered in connection herewith or therewith, other than (i) claims pursuant to this Article VII, (ii) claims that a Party committed actual (but not constructive) fraud under Delaware Law, (iii) claims that a Party committed any Intentional Breach of any express representation, warranty, covenant or agreement in this Agreement occurring prior to the Closing, (iv) claims pursuant to Section 8.3(b) with respect to covenants to be performed at or following the Closing, or (v) claims pursuant to the terms of any Transaction Document. Following the Closing, the claims and remedies specified in clauses (i) through (v) of the previous sentence shall constitute the Parties’ sole and exclusive rights and remedies available to the Indemnified Parties for any and all Losses or other claims relating to or arising out of this Agreement, the Transactions and any document or instrument delivered in connection herewith or therewith, and shall supersede all other rights and remedies available at law or in equity (including any right of rescission). Accordingly, subject to the other provisions of this Section 7.8(a), effective as of the Closing, each Party hereby irrevocably waives and discharges, and releases each other Party, to the fullest extent permitted under applicable Law, from, all other claims, causes of action and Actions relating thereto.

(b)                In addition to Section 7.8(a), this Agreement may only be enforced against, and any Action, right or remedy that may be based upon, arise out of or relate to this Agreement, any other Transaction Document or the Transactions, or the negotiation, execution or performance of this Agreement, may only be made against the Persons that are expressly identified as Parties in their capacities as parties to this Agreement, and no Party shall at any time assert against any Person (other than a Party) which is a director, officer, employee, shareholder, general or limited partner, member, manager, agent or Affiliate or Representative of another Party (each, a “Nonparty”), any claim, cause of action, right or remedy, or any Action, relating to this Agreement, any other Transaction Document, the Transactions or any document or instrument delivered in connection herewith or therewith. Each Party hereby waives and discharges any such claim, cause of action, right, remedy and Action, and releases (and agrees to execute and deliver any instrument necessary to effectuate the release of) each Nonparty therefrom. The provisions of this Section 7.8(b) are for the benefit of and shall be enforceable by each Nonparty, which is an intended third party beneficiary of this Section 7.8(b) and Section 4.30 (Further Assurances) in connection herewith.

Article VIII

Miscellaneous and General

8.1               Amendment; Modification; Waiver. Subject to Sections 8.4 (Notices) and 8.6 (No Third Party Beneficiaries) and the provisions of applicable Law, at any time prior to the Closing, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification by Buyer and Seller, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

8.2               Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by email of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

8.3               GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a)                This Agreement and any Action (whether at law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of this Agreement or the Transactions (other than any disagreement with respect to the Asset Allocation, which shall be governed in accordance with Section 1.4(b), or connection with the selection of the Independent Consultant and the matters required to be submitted to and determined by the Independent Consultant (which shall be subject to the provisions set forth in Section 1.1(b) and the definition of “Independent Consultant”, as applicable), or the negotiation, execution or performance hereunder shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Subject to the foregoing sentence of this Section 8.3(a), in addition, each of the Parties (i) expressly submits to the personal jurisdiction and venue of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware (the “Chosen Courts”), in the event any dispute between the Parties (whether in contract, tort or otherwise) arises out of this Agreement or the Transactions, (ii) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim, and (iii) agrees that it shall not bring any claim, action or proceeding against any other Parties relating to this Agreement or the Transactions in any court other than the Chosen Courts. Each Party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 8.4, such service to become effective ten days after such mailing. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.3.

(b)                Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement without necessity of posting a bond or other form of security. In the event that any Action should be brought in equity to enforce the provisions of this Agreement, no Party shall allege or assert, and each Party hereby waives the defense, that there is an adequate remedy at law.

8.4               Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any party to the other parties to this Agreement shall, unless otherwise specified herein, be in writing and shall have been deemed to have been duly given or made on the date of the receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery upon the party for whom it is intended, (b) served by an internationally recognized overnight courier service upon the party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested or (d) sent by email; provided that the transmission of the email is followed up within one Business Day by dispatch pursuant to one of the other methods described herein:

To Buyer or, from and following the Closing, the Company:

PV Brewing Partners, LLC 9401 Indian Creek Parkway
Building 40, Suite 800
Overland Park, KS 66210

Attention:	Terry Matlack
Email:	tmatlack@vantedge.partners

With a copy to:

Polsinelli PC
900 West 48th Place, Suite 900
Kansas City, MO 64112

Attention:	Scott M. Herpich
Email:	sherpich@polsinelli.com

To Seller or, prior to the Closing, the Company:

Craft Brew Alliance, Inc.
929 N. Russell St.
Portland, Oregon 97227

Attention:	Marcus Reed, General Counsel
Email:	marcus.reed@craftbrew.com

With a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019

Attention:	Mark Gordon
Email:	MGordon@wlrk.com

With a copy to:

Anheuser-Busch Companies, LLC
One Busch Place
St. Louis, Missouri 63118

Attention:	Craig Katerberg
Email:	craig.katerberg@ab-inbev.com

With a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004

Attention:	Francis J. Aquila
George J. Sampas
Matthew B. Goodman
Email:	aquilaf@sullcrom.com
sampasg@sullcrom.com
goodmanm@sullcrom.com

or to such other Person or addressees as has or have been designated in writing by the Party to receive such notice provided above. Copies to outside counsel are for convenience only and failure to provide a copy to outside counsel does not alter the effectiveness of any notice, request, instruction or other communication otherwise given in accordance with this Section 8.4.

8.5               Entire Agreement. This Agreement (including any exhibits and schedules hereto, including, for the avoidance of doubt, the Seller Disclosure Letter, the Transaction Documents, the Equity Commitment Letter and the Letter Agreement, together with each other agreement entered into by or between Buyer and Seller as of the Execution Date that makes reference to this Section 8.5, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

8.6               No Third Party Beneficiaries. Subject to the last sentence of this Section 8.6, and except as provided in Section 7.8 (Exclusive Remedies and No Rights Against Nonparties) only, there shall be no third party beneficiaries of this Agreement, any Transaction Document or any exhibit, annex or schedule hereto or thereto, and none of them shall confer on any Person other than the parties hereto and thereto any claim, cause of action, right or remedy. Notwithstanding the foregoing or anything to the contrary in this Agreement, (a) the Parties shall not modify or amend this Agreement or waive compliance with any term or provision of this Agreement in any manner without the prior written consent of ABC, and (b) without limiting the generality of the immediately preceding clause (a), ABC shall be an express third party beneficiary of this Agreement (including, without limiting any other rights or remedies at Law or otherwise, the right to specifically enforce any of the foregoing pursuant to Section 8.3(b) (Specific Performance), which shall apply to ABC, mutatis mutandis, as if a party hereto).

8.7               Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, excise and other similar Taxes and fees imposed upon the Transactions (“Transfer Taxes”) shall be split evenly between Buyer and Seller, and any portion of such payment due by Buyer shall be in addition to the Purchase Price paid by Buyer. For the avoidance of doubt, Seller shall be responsible for any transfer, documentary, sales, use, stamp, registration, excise and other similar Taxes and fees resulting solely from the Pre-Closing Reorganization. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed by the party primarily or customarily responsible under applicable Law for filing such Tax Returns, and such party will use its commercially reasonable efforts to provide such Tax Returns to the other party at least ten Business Days prior to the date such Tax Returns are due to be filed.

8.8               Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

8.9               Interpretation; Construction.

(a)                The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.

(b)                If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if,” any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall mean such Law as from time to time amended, modified or supplemented. Currency amounts referenced herein are in United States Dollars. Each reference to a “wholly owned Subsidiary” or “wholly owned Subsidiaries” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by law or regulation to be held by a director or nominee). To the extent this Agreement refers to information or documents having been “provided to” or “made available to” Buyer by Seller, such obligation shall be deemed satisfied if, as of the Execution Date, Seller or its Representatives (a) made such information or document available in any virtual data rooms established by or on behalf of Seller in connection with the Transactions (such data rooms or via other electronic transmission to legal counsel of Buyer, the “VDR”) and for which Seller or its Representatives has made any such virtual data room available to Buyer or otherwise made such information or document available (or delivered or provided such information or document) to Buyer or its Representatives in connection with the Transactions, or (b) such information or document is publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC and not subject to any redactions or omissions.

(c)                Unless otherwise specified in this Agreement, all references in this Agreement to (i) any Contract, other agreement, document or instrument (excluding this Agreement) mean such Contract, other agreement, document or instrument as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein by reference and (ii) this Agreement mean this Agreement (taking into account the provisions of Section 8.5) as amended, supplemented or otherwise modified from time to time in accordance with Section 8.1.

(d)              The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

8.10           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal Representatives and permitted assigns. No Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Parties, except that Buyer may assign any and all of its rights under this Agreement to one or more of its wholly owned U.S. Subsidiaries (but no such assignment shall relieve Buyer of any of its obligations hereunder).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

CRAFT BREW ALLIANCE, INC.

By:	/s/ Andrew J. Thomas
	Name:	Andrew J. Thomas
	Title:	CEO

Kona Brewery llc

By:	/s/ Andrew J. Thomas
	Name:	Andrew J. Thomas
	Title:	Manager

PV Brewing Partners, LLC

By:	/s/ Terry Matlack
	Name:	Terry Matlack
	Title:	Authorized Person

[Signature Page to Membership Interest Purchase Agreement]

EXHIBIT A

DEFINITIONS

As used in this Agreement, the following terms have the meanings specified in this Exhibit A.

“ABC” has the meaning set forth in the Recitals.

“ABC Closing” means the “Closing”, as defined in the ABC Merger Agreement.

“ABC Merger” has the meaning set forth in the Recitals.

“ABC Merger Agreement” has the meaning set forth in the Recitals.

“ABC Merger Sub” has the meaning set forth in the Recitals.

“ABC Outside Date” means the “Outside Date”, as defined in the ABC Merger Agreement.

“Access Limitation” has the meaning set forth in Section 4.13(a).

“Action” means any civil, criminal or administrative action, suit, demand, claim, complaint, litigation, investigation, review, audit, formal proceeding, arbitration, hearing or other similar dispute.

“Actual Production Capacity” means the average volume (in barrels) of Test Products produced at the New Brewery per calendar week over the three preceding consecutive calendar weeks prior to the New Brewery Completion End Date; provided that Test Products that have not been produced in compliance with (a) the water treatment and discharge standards set forth in the Underground Injection Control Permit and a Recycled Water Permit from the Hawaii State Department of Health for the New Brewery or under applicable Law or (b) the terms of any water credits provided to the Company (including not using more than the allotted water credits to operate in a manner to achieve Actual Production Capacity, after giving effect to any permitted use of recycled water) as contemplated by Section 5.5 of the QLT Lease Agreement and any water allotment requirements under applicable Law shall not be considered in such average volume.

“Actual Production Deficiency Percentage” means the such percentage corresponding to the Actual Production Capacity as set forth in Section 1.1(b)(i) of the Seller Disclosure Letter.

“Additional Actions” has the meaning set forth in Exhibit G.

“Additional Actions End Date” has the meaning set forth in Exhibit G.

“Additional Assets” has the meaning set forth in Exhibit B.

“Additional Consideration” means, subject to Section 1.1(b)(ii), either (a) $11,000,000 or (b) if Seller is unable to certify to satisfaction of the Full Production Capacity as described in Section 1.1(b), the product of (i) 11,000,000, multiplied by (ii) the Actual Production Deficiency Percentage.

“Additional Consideration Notice” has the meaning set forth in Section 1.1(b)(ii).

“Additional Consideration Payment Due Date” has the meaning set forth in Section 1.1(b)(i).

“Additional Liabilities” has the meaning set forth in Exhibit B.

A-1

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise). For the avoidance of doubt, from and after the Closing, (a) with respect to the Company, “Affiliate” excludes Seller and its Affiliates (other than the Company), and (b) with respect to Seller, “Affiliate” excludes the Company.

“Aggregate Cap” means the amount of the Purchase Price paid to Seller and any Deferred Consideration payable to Seller as of the date the applicable Claim Notice is delivered pursuant to Section 7.4(a); provided, however, that if the applicable Claim Notice is delivered prior to the final determination of the Additional Consideration pursuant to Section 1.1(b) and the Additional Consideration shall have been finally determined pursuant to Section 1.1(b) any time prior to the satisfaction of Seller’s obligation under Section 7.6 with respect to such Claim Notice, “Aggregate Cap” shall mean, the Purchase Price as of such final determination of the Additional Consideration; provided, further, notwithstanding anything to the contrary in the foregoing of this definition, for purposes of Section 7.4(b)(ii)(A), “Aggregate Cap” with respect to a Claim Notice shall mean the Purchase Price as of the date Seller requests the written consent of the Buyer Indemnified Party pursuant to the second proviso thereto with respect to such Claim Notice.

“Agreement” has the meaning set forth in the Preamble (subject to Section 8.9).

“Alternative Agreement” has the meaning set forth in Section 6.2(d).

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the HSR Act, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act of 1914, as amended, and all other federal, state, foreign or supranational statutes, rules, regulations, administrative and judicial doctrines and other Laws, including any antitrust, competition, trade or foreign investment Laws and regulations that are designed or intended to (a) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, or (b) regulate foreign investments.

“Appurtenant Easements” has the meaning set forth in Section 2.14(b).

“Asset Allocation” has the meaning set forth in Section 1.4(a).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 2.3(b).

“Base Consideration” means $5,000,000.

“Benefit Plans” means all benefit and compensation plans, programs, practices, contracts, policies or arrangements covering current employees of the Company (the “Business Employees”), current or former directors of the Company, and current or former consultants of the Company who are natural persons, including “employee benefit plans” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and all other employment, consulting (to the extent related to a natural person), retirement, termination or change in control agreements, supplemental retirement, profit sharing, deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock-based incentive, bonus, insurance, medical, welfare, fringe or other plans, contracts, policies or arrangements providing for benefits or remuneration of any kind to any Business Employee.

A-2

“Brew” has the meaning set forth in Exhibit G.

“Brewery Sublease Amendment” means the First Amendment of Brewery Block Sublease, dated May 28, 2020, between Manini Holdings, LLC and the Company.

“Brewing Test Period” has the meaning set forth in Exhibit G.

“Brewing Test Products” has the meaning set forth in Exhibit G.

“Business Day” means any day ending at 11:59 p.m. (New York Time) other than a Saturday or a Sunday or a day on which (a) banks in the County of New York, New York are required or authorized by Law to close or (b) solely for purposes of determining the Closing Date, the Department of State of the State of Washington is required or authorized by Law to close.

“Business Employees” has the meaning set forth in the definition of “Benefit Plans”.

“Business Representation Cap Amount” means (a) the amount of the Purchase Price paid to Seller and any Deferred Consideration payable to Seller as of the date the applicable Claim Notice is delivered pursuant to Section 7.4(a), times (b) 40%; provided, however, that if the applicable Claim Notice is delivered prior to the final determination of the Additional Consideration pursuant to Section 1.1(b) and the Additional Consideration shall have been finally determined pursuant to Section 1.1(b) any time prior to the satisfaction of Seller’s obligation under Section 7.6 with respect to such Claim Notice, “Business Representation Cap Amount” shall mean, (i) the Purchase Price as of such final determination of the Additional Consideration, times (ii) 40%; provided further, notwithstanding anything to the contrary in the foregoing of this definition, for purposes of Section 7.4(b)(ii)(A), “Business Representation Cap Amount” with respect to a Claim Notice shall mean (x) the Purchase Price as of the date Seller requests the written consent of the Buyer Indemnified Party pursuant to the second proviso thereto with respect to such Claim Notice, times (y) 20%.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Confidential Information” has the meaning set forth in Section 4.13(b).

“Buyer Guarantor” means VantEdge Partners, LP, a Delaware limited partnership.

“Buyer Indemnified Party” has the meaning set forth in Section 7.2(a).

“Buyer Restricted Person” has the meaning set forth in Section 4.20(b).

“Cap Amount” means (a) the amount of the Purchase Price paid to Seller and any Deferred Consideration payable to Seller as of the date the applicable Claim Notice is delivered pursuant to Section 7.4(a), times (b) 20%; provided, however, that if the applicable Claim Notice is delivered prior to the final determination of the Additional Consideration pursuant to Section 1.1(b) and the Additional Consideration shall have been finally determined pursuant to Section 1.1(b) any time prior to the satisfaction of Seller’s obligation under Section 7.6 with respect to such Claim Notice, “Cap Amount” shall mean, (i) the Purchase Price as of such final determination of the Additional Consideration, times (ii) 20%; provided, further, notwithstanding anything to the contrary in the foregoing of this definition, for purposes of Section 7.4(b)(ii)(A), “Cap Amount” with respect to a Claim Notice shall mean (x) the Purchase Price as of the date Seller requests the written consent of the Buyer Indemnified Party pursuant to the second proviso thereto with respect to such Claim Notice, times (y) 20%.

A-3

“Change of Control Event” means, following the Closing: (a) when any Third Party or group of Persons (including any Third Party) within the meaning of Section 13(d)(3) of the Exchange Act becomes the beneficial owner, directly or indirectly, of securities of the Company possessing more than twenty-five percent of the total combined voting power of all outstanding securities of the Company or any successor entity to the Company; (b) any sale, conveyance, transfer or assignment, license or other disposition, directly or indirectly, including through an asset sale, stock sale, merger, plan of arrangement, amalgamation, consolidation, long-term lease or other similar transaction, of twenty-five percent or more of the assets (based on the fair market value of such assets) of the Company or any successor entity of the Company (whether now owned or hereafter acquired), in one transaction or a series of transactions, to or in favor of a Third Party or group of Persons (including any Third Party) within the meaning of Section 13(d)(3) of the Exchange Act; (c) the occurrence of any event (including any sale, conveyance, transfer or assignment, license or other disposition, directly or indirectly, including through an asset sale, stock sale, merger, plan of arrangement, amalgamation, consolidation, long-term lease or other similar transaction) or series of events by which any Third Party or group of Persons (including any Third Party) within the meaning of Section 13(d)(3) of the Exchange Act obtains, directly or indirectly, the power to direct or cause the direction of the management or in the policies of the Company or any successor entity of the Company, whether through ownership of securities of the Company or any successor entity of the Company, by contract, or otherwise; or (d) the entry into any agreement or commitment to the effect of any of the foregoing clauses (a) through (c). For the avoidance of doubt, an internal restructuring of the Company or any successor entity of the Company or any of its Affiliates that does not result in the occurrence of any of the foregoing clauses (a) through (c) shall not be a Change of Control Event.

“Chosen Courts” has the meaning set forth in Section 8.3(a).

“Claim Notice” has the meaning set forth in Section 7.4(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986.

“Commingled Contract” has the meaning set forth in Section 4.6.

“Commingled Employee Records” has the meaning set forth in Section 4.10(b)(ii).

“Company” has the meaning set forth in the Preamble.

“Company Bonus Plans” has the meaning set forth in Section 4.12(c).

“Company Books and Records” has the meaning set forth in Section 4.10(b)(i).

“Company Severance Plan” has the meaning set forth in Section 4.12(a).

“Confidential Information” has the meaning set forth in Section 4.13(b).

“Confidentiality Agreements” means (a) the mutual non-disclosure agreement, dated as of February 27, 2020, as amended and supplemented from time to time, by and among Seller, ABC and VantEdge Partners, LP and (b) the mutual non-disclosure agreement, dated as of February 25, 2020, by and among Seller, ABC and Devlin Industries.

A-4

“Continuing Employees” has the meaning set forth in Section 4.12(a).

“Contract” means any legally binding written agreement, undertaking, lease, license, contract, note, mortgage, indenture, arrangement or other legally binding written obligation.

“Contract Brewing Agreement” means the contract brewing agreement, substantially in the form of Exhibit C, to be entered into by and between Seller and the Company on the Closing Date.

“Deferred Consideration” has the meaning set forth in Section 1.1(b)(iii).

“Deferrable Consideration” means the amount by which the Additional Consideration exceeds $5,000,000, if any.

“Design Build Agreement” has the meaning set forth in Exhibit G.

“Distribution Agreement” means the distribution agreement, substantially in the form of Exhibit D, to be entered into by and between Anheuser-Busch Sales of Hawaii, Inc. and the Company on the Closing Date.

“DOJ” has the meaning set forth in the Recitals.

“Environmental Law” means any Law relating to the protection of the environment or human health and safety as it relates to any Hazardous Substance.

“Equity Commitment Letter” has the meaning set forth in the Recitals.

“Equity Side Letter” has the meaning set forth in Section 3.5(b).

“Equity Financing” has the meaning set forth in the Recitals.

“Equity Interests” has the meaning set forth in the Recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) that is considered one employer with the Company under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“ERISA Plan” has the meaning set forth in Section 2.10(c).

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Accounts Payable” has the meaning set forth in Exhibit B.

“Excluded Accounts Receivable” has the meaning set forth in Exhibit B.

“Excluded Assets” has the meaning set forth in Exhibit B.

“Excluded IP Rights” has the meaning set forth in Exhibit B.

“Excluded Liabilities” has the meaning set forth in Exhibit B.

“Execution Date” has the meaning set forth in the Preamble.

A-5

“Expense Reimbursement” means, subject to Section 6.2(c), an amount equal to all reasonable and documented out-of-pocket costs and expenses incurred by Buyer, Buyer Guarantor and their respective Affiliates in connection with this Agreement and the Transactions, in an amount not to exceed $750,000.

“FDA Laws” has the meaning set forth in Section 2.12(a)(i).

“Final Determination” means, with respect to a dispute, an occurrence where (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment with respect to a claim or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

“Full Production Capacity” means (a) the production of thirty Brews of Test Products at the New Brewery per calendar week for three consecutive calendar weeks and (b) a minimum average output for such thirty Brews per calendar week of 50 barrels per Brew.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any domestic or non-U.S. (a) federal, state, local, municipal, foreign or other government; (b) governmental, quasi-governmental, supranational or regulatory authority (including any governmental division, department, agency, commission, instrumentality, organization, unit or body and any court or other tribunal); (c) self-regulatory organization (including NASDAQ and NYSE); or (d) arbitral tribunal.

“Hazardous Substance” means any material that is presently listed, regulated, classified or defined as hazardous, toxic or as a pollutant under any Environmental Law, including, without limitation, any petroleum compounds, asbestos, or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination, (a) all obligations of such Person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding obligations of such Person incurred in the ordinary course of business), (d) all obligations with respect to capitalized leases (as determined in accordance with GAAP), (e) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) net cash payment obligations of such Person under interest rate, currency, commodity or other derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (g) all letters of credit or performance or surety bonds or similar facilities issued for the account of such Person, to the extent drawn upon, (h) the Intercompany Balances (to the extent the Intercompany Balances Payoff is not effected prior to or as of the Closing) and (i) all guarantees and keepwell arrangements of such Person of any Indebtedness of any other Person other than a wholly owned Subsidiary of such Person.

“Indemnified Party” has the meaning set forth in Section 7.4(a).

A-6

“Indemnified Taxes” means, without duplication, (a) Pre-Closing Taxes, and (b) Taxes of another Person for which the Company becomes liable (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of federal, state, local or non-U.S. Law) as a result of the Company being included in a consolidated, affiliated, combined, unitary or similar group for Tax purposes prior to the Closing or (ii) as a transferee or successor as a result of a transaction or event occurring prior to the Closing. Notwithstanding the foregoing, “Indemnified Taxes” shall not include (x) any Taxes imposed on or with respect to the Company as a result of any transaction occurring after the Closing, (y) any Transfer Taxes for which Buyer is responsible under Section 8.7, or (z) any Taxes or Losses arising out of or resulting from any breach or non-performance by Buyer of any covenant or obligation of Buyer contained in this Agreement.

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Indemnity Payment Date” has the meaning set forth in Section 7.6(a).

“Independent Accountant” has the meaning set forth in Section 4.24(b).

“Independent Consultant” means a consulting firm mutually selected by Seller and Buyer; provided that, in the event such mutually selected consulting firm refuses or is otherwise unable to act as the Independent Consultant, or Buyer and Seller are unable to agree on the selection of the Independent Consultant within five days, either Seller or Buyer may request the American Arbitration Association or the International Chamber of Commerce to appoint such a firm, and such appointment shall be final, binding and non-appealable on the Parties, in which event “Independent Consultant” shall mean such firm.

“Instrument of Assignment” means that certain instrument of assignment, in the form set forth in Exhibit H, to be executed contemporaneously with the Closing by Seller and Buyer.

“Insurance Policy” has the meaning set forth in Section 2.23.

“Intellectual Property License Agreement” means the intellectual property license agreement, substantially in the form of Exhibit E, to be entered into by and between Seller and Buyer on the Closing Date.

“Intellectual Property Rights” means any or all of the following in the world: (a) patents (including design patents) and utility models of any kind, patent applications of any kind, including provisional applications, statutory invention registrations, inventions, discoveries and invention disclosures (whether or not patented), patent rights, industrial designs, industrial design applications, industrial design rights and all related continuations, continuations-in-part, divisions, reissues, re-examinations, substitutions, and extensions thereof, (b) rights in trademarks, service marks, trade names, corporate names, service names, symbols, logos, brands, trade dress, packaging design, slogans, Internet domain names, uniform resource locators, and other similar identifiers of origin or source, in each case whether or not registered, and any and all common law rights thereto, and registrations and applications for registration thereof and any goodwill associated therewith (collectively, “Trademarks”), (c) published and unpublished works of authorship whether or not registered or sought to be registered, copyrights in and to the foregoing, together with all common law rights therein, and any applications and registrations therefor, (d) Trade Secrets and any intellectual property or proprietary rights in or to any know-how or confidential information, (e) Internet domain names and URLs, and registrations and applications for registration of any of the foregoing and any renewals thereof; (f) database rights and software, and (g) any other similar proprietary or intellectual property rights.

“Intentional Breach” means, with respect to any representation, warranty, covenant or agreement expressly contemplated by this Agreement, a material breach that is the result of an act undertaken or the failure to undertake an action that the breaching party willfully and intentionally takes (or willfully and intentionally fails to take) with the actual knowledge that the taking of or failure to take such act would, or would reasonably be expected to, cause a material breach of this Agreement.

A-7

“Intercompany Balances” means any receivables, payables, notes receivable or payable, indebtedness, accruals or other assets and liabilities due from or owed to the Company, on the one hand, and Seller and its Affiliates (other than the Company), on the other hand.

“Intercompany Balances Payoff” has the meaning set forth in Section 4.21(a).

“Intercompany Contract” means any Contract between the Company, on the one hand, and Seller or any of its Affiliates (other than the Company), on the other hand.

“In-Scope Contracts” has the meaning set forth in Exhibit B.

“IRS” means the Internal Revenue Service.

“IT Assets” means any computer, hardware, software, databases, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines, networks, interfaces, platforms, peripherals, and all other information technology assets and equipment, in each case, that are used by Seller in the business of the Company.

“Knowledge” or any similar phrase means when used with respect to Seller, the actual knowledge of the persons listed on Section 1.1 of the Seller Disclosure Letter after reasonable inquiry of their direct reports.

“Koko Marina Pub” means the Company restaurant at 7192 Kalaniana’ole Highway, Honolulu, Hawaii 96825.

“Koko Marina Pub Lease” means that certain Indenture of Lease by and between Koko Marina Holdings, LLC and the Company (f/k/a Kona Brewing Co., Inc.), dated April 10, 2003, for the property located at 7192 Kalaniana’ole Highway, Honolulu, Hawaii 96825.

“Kona Licensed IP” has the meaning set forth in Section 2.19(b).

“Kona Pub and Brewery” means the Company-owned brewery and restaurant located at 74-5612 Pawai Place in Kailua-Kona, Hawaii.

“Law” means any federal, state, local, territorial, provincial, municipal, regional, foreign or supranational laws, statutes, codes, treaties and ordinances, common law, and any rules, regulations, standards, Orders, arbitration awards and agency requirements of any Governmental Authority.

“Leased Real Property” means the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by and material to the Company set forth on Section 2.14 of the Seller Disclosure Letter (the leases, licenses or other agreement with respect thereto, the “Real Property Leases”).

“Letter Agreement” has the meaning set forth in the Recitals.

“Liability” means any liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

A-8

“Lien” means any mortgage, lien, pledge, charge, security interest, deed of trust, U.S. Uniform Commercial Code lien, right of first refusal, easement, or similar encumbrance in respect of any property or asset, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

“Losses” means all losses, costs, interest, charges, costs and expenses (including all reasonably incurred and documented cash disbursements, including reasonable and documented out-of-pocket costs of investigation, defense and appeal and reasonable and documented out-of-pocket attorneys’ fees and expenses), obligations, Taxes, liabilities, damages, settlement payments, awards, judgments, fines and penalties of any kind, whether or not involving a Third Party Claim.

“Make Up Payment” has the meaning set forth in Section 7.6(b).

“Material Adverse Effect” means any change, effect, event, occurrence or development that is or would be reasonably expected to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities (contingent or otherwise), business operations or results of operations of the Company, taken as a whole; provided, however, that no change, effect, event, occurrence or development resulting from the following shall constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred, is occurring or would reasonably be expected to occur: (a) changes in the economy or financial, debt, credit or securities markets generally in the United States; (b) changes generally affecting the industries or geographic regions in the United States or elsewhere in which the Company operates; (c) changes in GAAP or other accounting standards or interpretations thereof or in any Law or interpretations thereof; (d) changes in any political conditions, acts of war (whether or not declared), hostilities, military actions or acts of terrorism, or any escalation or worsening of the foregoing; (e) weather conditions or acts of God (including storms, earthquakes, tsunamis, tornados, hurricanes, floods, droughts, other natural disasters or infectious diseases or pandemics, including COVID-19); (f) any capital market conditions, in each case in the United States or elsewhere in which the Company operates; (g) any failure by the Company to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings, cash flow or cash position or other financial, accounting or operating measures or metrics (whether such projections, forecasts, estimates or predictions were made by the Company or independent third parties) for any period; provided that the underlying causes may be taken into account to the extent not otherwise excluded by other clauses of this definition; (h)(x) the identity of Buyer or (y) the announcement or entry into this Agreement, including, in each case the impact thereof on relationships with employees, customers, suppliers, distributors or other Persons (provided that the exceptions in this clause (h)(y) will not apply with respect to references to “Material Adverse Effect” in any representation or warranty set forth in Section 2.4(a) and Sections 2.4(b)(i), (iii) and (iv) or in the conditions set forth in Article V with respect to such representations and warranties); (i) any action or claim made or brought by any of the current or former shareholders of Seller (or on their behalf or on behalf of Seller) against Seller or any of its directors, officers or employees arising out of this Agreement, the ABC Merger Agreement or the ABC Merger and the Transactions; (j) any action or inaction by Seller or the Company taken or omitted to be taken at the request of Buyer or with the consent of Buyer (if such consent was provided on a fully informed basis) or expressly contemplated by this Agreement (other than any obligation to operate in the ordinary course of business); or (k) any delays in any of the steps contemplated by the New Brewery Completion; except, in the case of clauses (a) through (f), to the extent the Company is disproportionately adversely affected by such changes, effects, events, occurrences or developments, compared to other craft beer brewing companies operating in the State of Hawaii, and then solely to the extent of any such disproportionality.

“Material Contract” has the meaning set forth in Section 2.13(a).

“New Brewery” means the Company’s new brewing facilities at Lot 16 in Kailua-Kona.

A-9

“New Brewery Completion” has the meaning set forth in Exhibit G.

“New Brewery Completion Contracts” has the meaning set forth in Exhibit G.

“New Brewery Completion Costs” has the meaning set forth in Exhibit G.

“New Brewery Completion End Date” means the later of (x) March 31, 2021 and (y) the date that is six months following the Closing; provided that if, in connection with or arising out of (directly or indirectly) COVID-19 and any related actions taken by any Governmental Authority, including the issuance of any Orders, Seller’s ability to carry out its obligations pursuant to Section 4.5 and Exhibit G is materially restricted for more than one week, the New Brewery Completion End Date shall be extended one additional day for each day such restriction on Seller’s ability to carry out such obligations persists; provided that in no event shall the New Brewery Completion End Date be later than June 30, 2021.

“New Brewery Completion Metrics” has the meaning set forth in Exhibit G.

“New Brewery Construction Contracts” has the meaning set forth in Exhibit G.

“New Brewery Landlord Consents” has the meaning set forth in Exhibit G.

“New Brewery Lease Agreements” means (a) the QLT Ground Lease Agreement, dated December 18, 2015, by and between Manini Holdings, LLC and Seller, for the property known as Lot 16 of the Kona Industrial Subdivision Unit 1, in the District of North Kona Hawaii and (b) the Lease, dated December 14, 2015, by and between the Trustees of the Queen Lili’uokalani Trust and the Company, for the property known as Lot 16 of the Kona Industrial Subdivision Unit 1, in the District of North Kona, Hawaii.

“Nonparty” has the meaning set forth in Section 7.8(b).

“Notice of Objection” has the meaning set forth in Section 1.1(b)(ii).

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any arbitrator, mediator or Governmental Authority.

“Organizational Documents” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as the case may be, and bylaws, or comparable documents, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents and (e) with respect to any other Person that is not an individual, its comparable organizational documents.

“Other Financial Information” has the meaning set forth in Section 2.5(e).

“Outside Date” has the meaning set forth in Section 6.1(b)(ii).

“Out-of-Scope Contracts” has the meaning set forth in Exhibit B.

“Parties” has the meaning set forth in the Preamble.

“Per Claim Amount” means an amount equal to $7,500.

A-10

“Permit” means any consent, license, permit, waiver, approval, authorization, certificate, franchise, variance, exemption, registration, or filing and orders (including all product certifications) issued or granted by, obtained from or made with a Governmental Authority.

“Permitted Liens” means (a) Liens for current Taxes or assessments that are (i) not yet due or delinquent or (ii) are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP prior to the Execution Date, (b) statutory liens or landlords’, carriers’, warehousemen’s, suppliers’, workmen’s or repairmen’s liens or other like Liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of a Person subject to such lien, (c) with respect to any Leased Real Property, (x) zoning, building, subdivision or other similar requirements or restrictions, (y) Liens and other imperfections of title as to the fee estate that do not, individually or in the aggregate, materially impair the present use and operation of such property or (z) any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder that does not materially impair the use, occupancy or value of such Leased Real Property, (d) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good-faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (e) non-exclusive licenses and similar non-exclusive rights granted with respect to Intellectual Property Rights, (f) Liens, charges, fees or assessments for business parks, industrial parks or other similar organizations not yet due or delinquent, and (g) if would be a “Permitted Lien” under the Seller Credit Agreement.

“Person” means any natural person and any corporation, company, partnership (general or limited), unincorporated association (whether or not having separate legal personality), trust or other entity.

“Personal Information” means any information that identifies, or could reasonably be used to identify, any natural person or that is otherwise governed or protected under applicable Laws concerning privacy, cybersecurity or data security.

“Pre-Additional Actions End Date Litigation” has the meaning set forth in Exhibit G.

“Pre-Closing Reorganization” has the meaning set forth in the Recitals.

“Pre-Closing Tax Period” means a taxable year or period beginning before, and ending on or before, the Closing Date.

“Pre-Closing Taxes” means any and all Taxes imposed on Company for all Pre-Closing Tax Periods and for all pre-Closing portions of a Straddle Period (regardless of whether such Taxes, or the Tax Returns related thereto, are due prior to, as of, or after the Closing Date). The portion of Taxes that is allocable to the pre-Closing portion of a Straddle Period shall be: (a) in the case of Taxes based on or measured by income or receipts, based on an interim closing of the books as of the close of business on and including the Closing Date; and (b) in the case of all other Taxes, the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on and including the Closing Date, and the denominator of which is the number of days in such Straddle Period.

“Project Schedule” has the meaning set forth in Exhibit G.

“Purchase Price” has the meaning set forth in Section 1.1(a).

A-11

“QLT Lease Agreement” has the meaning set forth in Exhibit G.

“Real Property Leases” has the meaning set forth in the definition of “Leased Real Property”.

“Registered Intellectual Property Rights” means all Intellectual Property Rights issued by, registered with, renewed by or the subject of a pending application before any Internet domain name registrar or Governmental Authority.

“Released Claims” has the meaning set forth in Section 4.22(a).

“Releasing Party” has the meaning set forth in Section 4.22(a).

“Representative” of a Person means any officer, director or employee of such Person or any investment banker, attorney, accountant or other advisor, agent or representative of such Person.

“Required Permits” has the meaning set forth in Section 2.12(b)(i).

“Resigning Company Person” has the meaning set forth in Section 1.3(a)(v).

“Review Period” has the meaning set forth in Section 1.1(b)(ii).

“Right Pocket” has the meaning set forth in Section 4.19(a).

“Saleable Products” has the meaning set forth in Exhibit G.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Seller” has the meaning set forth in the Preamble.

“Seller Business Representations” means Section 2.6(b) (Absence of Certain Changes), Section 2.10 (Employee Benefits), Section 2.11 (Labor Matters), Section 2.16 (Sufficiency of Assets), Section 2.17 (Environmental Matters) and Section 2.19 (Intellectual Property).

“Seller Confidential Information” has the meaning set forth in Section 4.13(a).

“Seller Controlled Proceeding” has the meaning set forth in Section 4.24(c).

“Seller Credit Agreement” means the Amended and Restated Credit Agreement, dated as of November 30, 2015, by and among Seller, as the Borrower, the Subsidiaries of the Borrower Party thereto, as the Guarantors, and Bank of America, N.A., as the Lender.

“Seller Disclosure Letter” has the meaning set forth in the introductory sentence of Article II.

“Seller Fundamental Representations” means Section 2.1 (Organization, Good Standing and Qualification), Section 2.2 (Capitalization), Section 2.3 (Authority; Approval), Section 2.15(a) (Title to and Condition of Assets), Section 2.24 (Related Party Transactions) and Section 2.26 (Brokers and Finders).

“Seller Indemnified Party” has the meaning set forth in Section 7.3.

A-12

“Seller Names” means all names containing or comprising “Craft Brew Alliance, Inc.” and any variations, derivatives, abbreviations, translations, transliterations and stylizations thereof, together with any Trademarks associated with or confusingly similar to any of the foregoing.

“Seller Protected Information” means any books and records, data, information, communications, ledgers, files, reports, plans, records, manuals and other materials (in whatever formed maintained) (a) related to or connected with disputes, discussions or negotiations of the ABC Merger Agreement, the Transactions, this Agreement, any of the Transaction Documents, any other Contracts, agreements, instruments or other arrangements or understandings contemplated by this Agreement or any Transaction Document or any of the terms or other facts relating thereto (whether or not confidential or privileged), (b) related to any Excluded Asset or any Excluded Liability and (c) that are or refer to or relate to confidential, protected or privileged communications related to or connected with disputes, discussions or negotiations related to the ABC Merger Agreement, the Transactions, this Agreement, any of the Transaction Documents, any other Contracts, agreements, instruments or other arrangements or understandings contemplated by this Agreement or any Transaction Document or any of the terms or other facts relating thereto or otherwise.

“Seller Restricted Person” has the meaning set forth in Section 4.20(a).

“Seller Termination Fee” has the meaning set forth in Section 6.2(d).

“Straddle Period” means a taxable year or period beginning on or before, and ending after, the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Substantial Completion of Brewery Construction” has the meaning set forth in Exhibit G.

“Tax” means all federal, state, local and foreign income, windfall, other profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, transfer, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties, imposts, fees, levies or assessments in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Claim” has the meaning set forth in Section 4.24(c).

“Tax Return” means any return or report (including elections, declarations, disclosures, schedules, estimates, information returns, claims for refunds, information returns and similar filings) supplied or required to be supplied to a Tax authority relating to Taxes, and any attachments thereto and any amendments or supplements thereof.

“Test Products” has the meaning set forth in Exhibit G.

“Third Party” means a Person other than Buyer, Seller and their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 7.4(b).

A-13

“Third Party Claim Expenses” has the meaning set forth in Section 7.4(b)(iv).

“Third Party Consents” has the meaning set forth in Section 4.2(a).

“Threshold” means an amount equal to $88,000; provided if the applicable Claim Notice is delivered on or after the date that the Additional Consideration is finally determined pursuant to Section 1.1(b), and the Purchase Price as so finally determined (including any Deferred Consideration payable to Seller) is less than $16,000,000, the Threshold shall equal (i) the amount of the Purchase Price (including any Deferred Consideration payable to Seller), times (ii) 0.55%.

“Top Supplier” has the meaning set forth in Section 2.9(a).

“Trade Secrets” means know-how, trade secrets, confidential or proprietary information, including with respect to any formula, recipes, processes, techniques or designs, in each case, that would qualify as a “trade secret” under applicable Law.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property Rights”.

“Transaction Documents” means the Transition Services Agreement, the Distribution Agreement, the Contract Brewing Agreement and the Intellectual Property License Agreement.

“Transaction Expenses” has the meaning set forth in Exhibit B.

“Transactions” means the sale, assignment, conveyance, transfer and delivery by Seller to Buyer, and the purchase and acceptance by Buyer from Seller, of the Equity Interests, free and clear of any Liens (other than any restrictions on transfer solely arising under or relating to applicable securities Laws and liens arising under or relating to this Agreement or any of the Organizational Documents of the Company), for a cash amount equal to the Purchase Price.

“Transfer Requirements” means the provisions of the Organizational Documents of Seller and the Company and any applicable Laws setting forth any restriction on, or requirements for, transfer, rights to notice or rights to consent, approve or otherwise vote in respect of any transfer or other disposition of the Equity Interests.

“Transfer Taxes” has the meaning set forth in Section 8.7.

“Transition Services Agreement” means the transition services agreement, substantially in the form of Exhibit F, to be entered into at the Closing by Seller and Buyer.

“TTB Laws” has the meaning set forth in Section 2.12(a)(i).

“Utility Facilities” has the meaning set forth in Section 2.14(b).

“VDR” has the meaning set forth in Section 8.9(b).

“Warehouse Agreements” has the meaning set forth in Section 2.9(c).

“Wrong Pocket” has the meaning set forth in Section 4.19(a).

“Wrong Pocket Asset” has the meaning set forth in Section 4.19(a).

“Wrong Pocket Books and Records” has the meaning set forth in Section 4.19(a).

“Wrong Pocket Liability” has the meaning set forth in Section 4.19(a).

A-14

EXHIBIT B

PRE-CLOSING REORGANIZATION

[See attached.]

B-1

EXHIBIT C

FORM OF CONTRACT BREWING AGREEMENT

[See attached.]

C-1

EXHIBIT D

FORM OF DISTRIBUTION AGREEMENT

[See attached.]

D-1

EXHIBIT E

FORM OF INTELLECTUAL PROPERTY LICENSE AGREEMENT

[See attached.]

E-1

EXHIBIT F

FORM OF TRANSITION SERVICES AGREEMENT

[See attached.]

F-1

EXHIBIT G

NEW BREWERY COMPLETION

[See attached.]

G-1

EXHIBIT H

FORM OF INSTRUMENT OF ASSIGNMENT

[See attached.]

H-1